                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                              [X]

Filed by a Party other than the Registrant           [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                       SANTA FE INTERNATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                       SANTA FE INTERNATIONAL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                  -------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

                  -------------------------------------------------------------

         5)       Total Fee Paid:

                  -------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                                         --------------------------------------

         2)       Form Schedule or Registration Statement No.:
                                                              -----------------

         3)       Filing Party:
                               ------------------------------------------------

         4)       Date Filed:
                             --------------------------------------------------




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                       SANTA FE INTERNATIONAL CORPORATION
                               Two Lincoln Centre
                          5420 LBJ Freeway, Suite 1100
                         Dallas, Texas 75240-2648 U.S.A.
                            Telephone: (972) 701-7300



Dear Shareholder:

         You are cordially invited to attend the annual general meeting of shareholders of Santa Fe International Corporation on Tuesday, May 15, 2001, at 2:00 p.m., Central Daylight Time. The meeting will be held at the Four Seasons Resort and Club, Dallas at Las Colinas, 4150 N. MacArthur Blvd., Irving, Texas 75038 U.S.A. Your board of directors and management look forward to greeting shareholders able to attend in person.

         At the meeting, you will be asked to consider and elect three Class I directors to serve until the annual general meeting of shareholders to be held in 2004. You are also being asked to approve a new 2001 Long Term Incentive Plan and to approve an amendment to the 1997 Employee Share Purchase Plan. Finally, you are being asked to ratify the appointment of Ernst & Young LLP as the company's independent auditors for the company's fiscal year ending December 31, 2001. Information about the business to be conducted at the meeting is set forth in the accompanying proxy statement, which you are urged to read carefully. During the meeting, management will review the business affairs and progress of the company during the fiscal year ended December 31, 2000. Officers of the company will be present to respond to questions from shareholders.

         The vote of every shareholder is important. The board of directors appreciates and encourages shareholder participation in the company's affairs. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the envelope provided or otherwise deliver same to the address therein. Your shares will then be represented at the meeting. If you attend the meeting, you may, at your discretion, withdraw the proxy and vote in person.

         On behalf of the board of directors, I thank you for your anticipated cooperation and continued support.

                                              Sincerely,


                                              /s/ GORDON M. ANDERSON
                                              Gordon M. Anderson
March 19, 2001                                Chairman of the Board






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                       SANTA FE INTERNATIONAL CORPORATION
                               Two Lincoln Centre
                          5420 LBJ Freeway, Suite 1100
                         Dallas, Texas 75240-2648 U.S.A.
                            Telephone: (972) 701-7300

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 2001

DATE, TIME AND LOCATION

         The annual general meeting of shareholders of Santa Fe International Corporation, a company incorporated under the laws of the Cayman Islands, will be held at the Four Seasons Resort and Club, Dallas at Las Colinas, 4150 N. MacArthur Blvd., Irving, Texas 75038 U.S.A., on May 15, 2001, at 2:00 p.m., Central Daylight Time.

AGENDA

         The agenda for the annual general meeting is as follows:

         o To elect three Class I directors to hold office until the annual general meeting of shareholders to be held in 2004 or until their successors have been duly qualified and elected;

         o        To act upon a proposal to approve a new 2001 Long Term
                  Incentive Plan;

         o To act upon a proposal to amend the company's 1997 Employee Share Purchase Plan;

         o To act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company to audit the accounts of the company for the fiscal year ending December 31, 2001; and

         o To transact other business that may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE

         The record date for the annual general meeting is March 16, 2001. Only holders of record of our ordinary shares at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

VOTING

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.






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                                 By Order of the Board of Directors,


                                 /s/ CARY A. MOOMJIAN, JR.
                                 Cary A. Moomjian, Jr.
March 19, 2001                   Vice President, General Counsel and Secretary





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                       SANTA FE INTERNATIONAL CORPORATION
                               Two Lincoln Centre
                          5420 LBJ Freeway, Suite 1100
                         Dallas, Texas 75240-2648 U.S.A.
                            Telephone: (972) 701-7300

                                 PROXY STATEMENT
                                       FOR
                     ANNUAL GENERAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 15, 2001


            INFORMATION REGARDING VOTING AND SOLICITATION OF PROXIES

GENERAL

         This proxy statement is being furnished to holders of ordinary shares, par value $0.01 per share, of Santa Fe International Corporation, a company incorporated under the laws of the Cayman Islands, for use at the annual general meeting of shareholders to be held at the Four Seasons Resort and Club, Dallas at Las Colinas, 4150 N. MacArthur Blvd., Irving, Texas 75038 U.S.A., on May 15, 2001, at 2:00 p.m., Central Daylight Time, and at any and all postponements or adjournments thereof. Our board of directors is soliciting your proxy to vote your shares at the annual general meeting. At the annual general meeting, you will be asked to consider and approve the following:

         o To elect three Class I directors to hold office until the annual general meeting of shareholders to be held in 2004 or until their successors have been duly qualified and elected;

         o        To act upon a proposal to approve a new 2001 Long Term
                  Incentive Plan;

         o To act upon a proposal to amend the company's 1997 Employee Share Purchase Plan;

         o To act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the company to audit the accounts of the company for the fiscal year ending December 31, 2001; and

         o To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The approximate date on which this proxy statement and accompanying proxy card are first being sent or given to shareholders is March 30, 2001. Our registered office is P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, BWI.

VOTING

         The only type of security issued and entitled to vote at the annual general meeting is the company's ordinary shares. Each ordinary share is entitled to one vote. Only holders of record of ordinary shares at the close of business on March 16, 2001 are entitled to notice of and to vote at the





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annual general meeting. As of that record date, there were outstanding
115,439,394 ordinary shares. Our directors and executive officers and their affiliates, including our principal shareholder, SFIC Holdings (Cayman), Inc., had, as of January 31, 2001, a beneficial interest in an aggregate of 43,930,429 ordinary shares. This represented approximately 38% of the ordinary shares outstanding at the close of business on March 16, 2001, the record date, and entitled to vote on all proposals to be presented at the annual general meeting.

         Pursuant to our articles of association and Cayman Islands law, holders of record of ordinary shares may appoint their own proxy, who need not be a holder of ordinary shares, by written instrument in any usual or common form. Your shares will be voted in accordance with your instructions set forth on the proxy that you sign and return. If you provide no instructions, your proxy will be voted for each of the directors named on the accompanying proxy card and your proxy will be voted for each of the proposals on the accompanying proxy card. Even if you sign and return your proxy, you may revoke or change your proxy at any time prior to the annual general meeting. You may do this by sending to Cary
A. Moomjian, Jr., our Secretary, at our Dallas, Texas address set forth above, prior to the annual general meeting, a written notice of revocation or a new proxy bearing a later date. You may also revoke your proxy by attending the annual general meeting and voting in person.

         Many of our shareholders hold their shares in "street name," which means that the shares are registered in their brokers', banks' or other nominee holders' names rather than in the shareholders' own names. The street name holder should provide to you, along with these proxy solicitation materials that we have provided to the street name holder, the street name holder's own request for voting instructions. By completing the voting instruction card, you may direct your street name holder how to vote your shares. Alternatively, if you want to vote your street name shares at the annual general meeting, you must contact your broker directly in order to obtain a proxy issued to you by your nominee holder. A broker letter that identifies you as a shareholder is not the same as a broker-issued proxy. If you fail to bring a nominee-issued proxy to the annual general meeting, you will not be able to vote your nominee-held shares at the annual general meeting.

         If you hold your shares in street name through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by these "broker non-votes" will, however, be counted in determining whether there is a quorum present at the annual general meeting.

         The presence at the annual general meeting, whether in person or by proxy, of the holders of at least a majority of the outstanding ordinary shares entitled to vote at the annual general meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes are counted as present at the annual general meeting for the purpose of determining the presence of a quorum.

         The affirmative vote of the holders of a majority of the outstanding ordinary shares present or represented by proxy and entitled to vote at the annual general meeting at which a quorum is present is required:

         1. To elect each of the three Class I directors nominated for election or reelection to our board of directors.

         2.       To approve a new 2001 Long Term Incentive Plan.





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         3.       To amend the 1997 Employee Share Purchase Plan.

         4. To ratify the appointment of Ernst & Young LLP as our auditors for the fiscal year ending December 31, 2001.

         In the election of directors, votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld and broker non-votes with respect to the election of directors will be excluded entirely from the vote and will have no effect. Abstentions, which may be specified on all proposals other than the election of directors, will have the effect of a negative vote. On proposals 2 and 3, the minimum vote which will constitute shareholder approval for listing purposes for the New York Stock Exchange is the approval of a majority of votes cast on the proposal, as long as the total votes cast on the proposal represents over 50% in interest of all ordinary shares entitled to vote on the proposals. Under this rule, the holders of a majority of outstanding ordinary shares must actually vote on the proposals, with abstentions counting as votes and broker non-votes not counting as votes, and affirmative votes for the proposals must constitute at least a majority of the votes cast on these proposals. As a result, an abstention or a broker non-vote will have the effect of a vote against the proposal, unless holders of more than 50% in interest of all outstanding ordinary shares cast votes, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote. Uninstructed shares are entitled to vote on the proposal to ratify the auditor, and as a result, abstentions and broker non-votes have the effect of negative votes on this proposal.

         If the annual general meeting is postponed or adjourned for any reason, at any subsequent reconvening of the annual general meeting all proxies will be voted in the same manner as those proxies would have been voted at the original convening of the annual general meeting, except for proxies which have theretofore effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

         Our board of directors knows of no other business to be presented at the annual general meeting. If any other business is properly presented, the persons named in the enclosed proxy have authority to vote on such matters in accordance with such persons' discretion subject to Securities and Exchange Commission regulations.

SOLICITATION OF PROXIES

         The solicitation of proxies in the enclosed form is made on behalf of our board of directors. We will bear the entire cost of soliciting these proxies, including the costs of preparing, printing and mailing this proxy statement and accompanying materials to shareholders. In addition to use of the mails, proxies may be solicited personally or by telephone or otherwise by our officers, directors and employees, who will receive no additional compensation for those activities. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by the brokerage houses, custodians, nominees and fiduciaries. We will reimburse these parties for their reasonable expenses incurred in forwarding the proxy materials.






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                     PROPOSALS FOR CONSIDERATION AND VOTING

PROPOSAL 1 - ELECTION OF DIRECTORS

         Currently, our board of directors is comprised of nine members. Our articles of association provide that our board will determine the number of our directors, except that we must have at least nine, but not more than 15, directors. Our articles also divide our board into three classes having staggered terms of three years each, as follows:

         o The term of our Class I directors expires at the annual general meeting of shareholders in 2001.

         o The term of our Class II directors expires at the annual general meeting of shareholders in 2002.

         o The term of our Class III directors expires at the annual general meeting of shareholders in 2003.

         Pursuant to our articles, three Class I directors are to be elected at the annual general meeting. Unless otherwise instructed, the proxy holders intend to vote the proxies received by them FOR the three nominees below:

                               Gordon M. Anderson
                               Ferdinand A. Berger
                               Khaled R. Al-Haroon

         Each nominee has consented to being named in this proxy statement and to serve if elected. The three nominees will serve until the annual general meeting of shareholders to be held in 2004 and until their successors are qualified and elected.

         Set forth below is biographical information about each of our nominees for directors.

         GORDON M. ANDERSON has served as a director since 1969. Mr. Anderson was appointed our President and Chief Executive Officer in 1991 and became Chairman of our board of directors in 1993. Mr. Anderson has worked with us since June 1954. Following several international assignments, he was appointed President of Santa Fe Drilling Company in 1972. Mr. Anderson retired as Chief Executive Officer in December 1997 and currently serves as a non-employee director and Chairman of our board.

         FERDINAND A. BERGER has served as a director since September 1997. Mr. Berger retired from the Shell Group of Companies at the end of 1996, having served in various management positions in South America, the Middle East and Europe since 1965. Mr. Berger served as a director of Shell International Petroleum Company Limited, with responsibility for overall Shell Group activities in the Middle East, Africa and South Asia from 1992 until his retirement. He served as Senior Vice President of Shell International Trading Company from 1987 to 1992. He is also a director of Xpronet Inc., a privately owned oil and gas exploration and production company.

         KHALED R. AL-HAROON has served as a director since November 1998. Mr. Al-Haroon serves on the Board of Kuwait Petroleum Corporation and as its Managing Director of International Operations. He also serves as the Chairman-Oils Sector Loss Assessment Committee and is the Deputy Chairman of Kuwait Petroleum Corporation's Higher Tender Committee. Since 1980, Mr. Al-Haroon has held




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various management positions at Kuwait Petroleum Corporation. His career began in 1974 with the International Marketing Group of the Kuwait National Petroleum Company. Mr. Al-Haroon also serves as a director of SFIC Holdings (Cayman), Inc.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

PROPOSAL 2 - APPROVAL OF THE 2001 LONG-TERM INCENTIVE PLAN

         We believe that incentives and stock-based awards focus employees and non-employee directors on the objective of creating shareholder value and promoting our success. On December 5, 2000, our board of directors adopted the Santa Fe International Corporation 2001 Long-Term Incentive Plan (the "Plan" or "2001 Plan"), subject to consent by SFIC Holdings (Cayman), Inc. pursuant to the intercompany agreement and articles, which consents were granted on February 22, 2001, and approval of our shareholders at the annual general meeting. The 2001 Plan is intended to supersede and replace our 1997 Long-Term Incentive Plan (the "1997 Plan") and our 1997 Non-Employee Director Stock Option Plan (the "Directors Plan") and create a more simplified incentive compensation plan for both key employees and our non-employee directors.

         If the Plan is adopted, no future awards will be granted under the 1997 Plan or the Directors Plan after the date of the annual general meeting.

SUMMARY DESCRIPTION OF THE 2001 PLAN

         The following is a summary of the principal terms of the 2001 Plan, but it is not intended to be a complete description of all of the terms and conditions of the Plan. Therefore, this summary is qualified in its entirety by the full text of the Plan, which is attached as Exhibit A to this proxy statement.

         PURPOSE. The purpose of the Plan is to attract and retain key executives and non-employee directors by providing them with incentives and stock-based awards as a reward for their contribution to our success and to align the interests of our shareholders, key employees, and non-employee directors.

         ELIGIBILITY. Persons eligible to receive awards under the Plan include our executive officers and other key employees (including directors) and non-employee directors. Currently, there are eight non- employee directors and approximately 385 executive officers, officers and key employees who are considered eligible under the Plan. Our compensation committee will be responsible for determining the participants to whom awards will be granted.

         ADMINISTRATION. Our compensation committee will administer the Plan. The compensation committee will have broad authority under the Plan, including for example, the authority:

         o to select participants and the types of awards they may receive;

         o to determine the number of shares that are subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and the accepted method of payment;

         o to determine whether, to what extent, and the means by which awards may be settled in cash, stock or other property or canceled, forfeited, substituted or suspended;





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



         o to make permitted adjustments and amendments to outstanding awards, including accelerating the exercisability and term of awards; and

         o delegate ministerial and discretionary duties and functions to our officers and employees regarding the interpretation of awards (other than the authority to grant awards and determine their terms and conditions).

IN NO CASE WILL OPTIONS BE REPRICED (BY AMENDMENT, SUBSTITUTION, CANCELLATION AND REGRANT OR OTHER MEANS) UNLESS AUTHORIZED BY SHAREHOLDERS.

         SHARES AUTHORIZED. The board of directors has authorized an aggregate number of ordinary shares that may be issued or transferred to participants pursuant to awards granted under the Plan. This aggregate number of shares may not exceed the sum of:

         o        6,686,085 shares; plus

         o any shares under the 1997 Plan and the Directors Plan that are available or become available to be issued after the annual general meeting.

         If the number of shares that would be issuable or transferable under an award as a result of the second, third and fifth bullets below would cause the total number of shares issuable or transferable under all awards to exceed the sum of the shares described under the first and second bullets above, then we must obtain the prior consent of SFIC Holdings (Cayman), Inc. pursuant to the intercompany agreement and articles for the issuance or transfer. For a description of the intercompany agreement, see "Certain Relationships and Related Transactions - Related party agreements."

         The following shares will not count against the aggregate share limit described above:

         o shares that are forfeited back to the company under the Plan, 1997 Plan or the Directors Plan;

         o shares that are exchanged by participants as payment to the company in connection with an award under the Plan, 1997 Plan or the Directors Plan;

         o shares that are withheld by the company to satisfy any tax withholding obligations related to an award under the Plan, 1997 Plan or the Directors Plan;

         o shares that would have been issued under an award had the award not been settled in cash or a form other than shares and the payment of dividends or dividend equivalents in conjunction with outstanding awards; and

         o as a result of the company acquiring an entity, shares that the company issues, and awards that the company grants or that become an obligation of the company as a result of assuming or substituting outstanding awards previously granted by the acquired entity.


         SHARE LIMITS. Various share limits are imposed. Under the 2001 Plan:

         o no more than 2,000,000 shares may be issued in awards other than options or non- employee director options;




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         o        no more than 6,686,085 shares may be issued under incentive stock options ("ISOs");

         o an employee may not be granted awards covering more than 750,000 shares in any three consecutive calendar year period;

         o A maximum of $5,000,000 may be payable to an employee in any three year period pursuant to performance-based awards.

         The Plan does not limit the authority of the board of directors or the compensation committee to grant awards or authorize any other compensation, with or without reference to the ordinary shares, under any other plan or authority.

         TYPES OF AWARDS. The Plan authorizes the grant of stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units, Performance Shares (described below), Performance Units (described below) and stock bonuses. Non-employee directors are eligible only for grants of stock options, restricted stock, restricted stock units and stock bonuses. In general, an option or SAR will expire, or other award will vest, not more than 10 years after the date of grant, subject to deferral opportunities that may be provided to participants. The compensation committee may authorize settlement of awards in cash or shares or other awards, subject to preexisting rights of participants evidenced by an award agreement. The compensation committee may also extend or arrange for participants to finance a purchase of shares pursuant to an award or to satisfy any tax withholding obligations on the terms and conditions determined by the compensation committee.

         STOCK OPTIONS. A stock option is the right to purchase ordinary shares at a future date at a specified price per share during a specified term not to exceed 10 years. The compensation committee will designate whether an option is an ISO or a nonqualified stock option.

         The purchase price will be determined by the compensation committee at the time of grant, but will not be less than 100% of the fair market value of a share on the date of grant. ISO benefits are taxed differently from nonqualified stock options, as described under "Federal Income Tax Treatment of Awards under the 2001 Plan" below. ISOs are also subject to more restrictive terms and are limited in amount by the Internal Revenue Code and the Plan. Full payment for shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by the compensation committee.

         STOCK APPRECIATION RIGHTS. An SAR is the right to receive payment of an amount equal to the excess of the fair market value of an ordinary share on the date the SAR is exercised over the base price of the SAR. The compensation committee will establish the base price on the date of grant, but it will not be less than the fair market value of a share on such date or if the SAR is granted in substitution for an outstanding option, the fair market value of a share on the date that the substituted option was granted. SARs may be granted in connection with options or independently.

         RESTRICTED STOCK AND RESTRICTED STOCK UNITS. A restricted stock award is typically for a fixed number of ordinary shares that are subject to restrictions. The compensation committee specifies the price, if any, or services the recipient must provide for the shares, the conditions on vesting and any other restrictions (which may include, for example, continued service) imposed on the shares. A restricted stock award confers voting, but not necessarily any dividend rights, prior to vesting.

         A restricted stock unit represents a bookkeeping entry which serves as a unit of measurement relative to a share for purposes of determining the payment, in shares or cash, of a deferred benefit or




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



right. Restricted stock units may be granted for services rendered, in lieu of other compensation or may be granted in lieu of, in exchange for or in addition to any other award under the Plan. The compensation committee will specify the terms relating to the restricted stock units, the conditions on vesting and any other restrictions imposed on the units. The restricted stock units do not confer voting but may provide for dividend equivalent rights as determined by the compensation committee.

         Generally, the restrictions imposed upon restricted stock and restricted stock units may not lapse any earlier than three years after the date the award is granted. The restrictions, however, may lapse earlier if the restricted stock or restricted stock units are granted to a participant in connection with the commencement of his or her employment with the company, or in the event of a change of control, the participant's death, total disability, retirement, or if the participant's employment is terminated involuntarily. In addition, the restrictions will lapse earlier if the restricted stock and restricted units are granted to the participant in lieu of compensation that would have otherwise been payable in cash.

         PERFORMANCE-BASED AWARDS. The compensation committee may also grant performance-based awards designed to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code. These awards will be based on the performance of the company and/or one of our subsidiaries, divisions, segments or stations, either individually or on a comparative basis. The applicable period(s) over which performance is measured will not be less than one nor more than 10 years. The compensation committee may provide for more than one performance period to be in progress at the same time.

         These awards will be earned and payable only if performance reaches specific, preestablished performance goals approved by the compensation committee prior to applicable deadlines under the Internal Revenue Code and while the performance relating to the goals remains substantially uncertain.

         The business criteria upon which the performance goals will be established are:

         o        revenue growth;

         o net earnings (before or after taxes; or before or after taxes, interest, depreciation and/or amortization);

         o        cash flow;

         o        return on equity or on assets or on net investment;

         o        earnings per share;

         o        profit returns and margins;

         o        stock price;

         o        working capital;

         o        cost containment or reduction; or

         o        any combination of the foregoing criteria.





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         Before any performance-based award is paid, the compensation committee must certify that the performance goals have been satisfied. Performance goals may be adjusted to reflect certain changes, including reorganizations, liquidations and capitalization and accounting changes, to the extent permitted by Section 162(m).

         Performance-based awards may be payable in stock ("Performance Shares") or may be payable in cash ("Performance Units") (in either case, subject to the limits described above under the heading "Share Limits"). The compensation committee has discretion to determine the performance goals and restrictions or other limitations of the individual awards and reserves discretion to reduce payments below maximum award limits.

         STOCK BONUSES. The compensation committee may grant participants an award of shares to reward exceptional or special services, contributions or achievements, or issue shares for past services, in the manner and on the terms and conditions (including any restrictions on such shares) as the compensation committee determines from time to time. The number of shares awarded will be determined by the compensation committee and may be granted independently or in lieu of a cash bonus.

         ADJUSTMENTS. As is customary in incentive plans of this nature, the number and kind of shares available under the Plan and any outstanding stock-based awards, as well as exercise or purchase prices, performance targets under certain performance-based awards and share limits, are subject to adjustment in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, spin-offs, stock dividends, asset sales or other similar events, or extraordinary dividends or distributions of property to the shareholders.

         TERMINATION OF EMPLOYMENT OR SERVICE. If the participant ceases to be employed by, or provide services to, the company, the compensation committee may determine the effect of a termination of employment or services (including retirement) on the rights and benefits under an award and in doing so may make distinctions based on the cause of termination.

         CHANGE IN CONTROL. In each award agreement, the compensation committee will establish the effect that a change in control of the Company (as defined in each individual award agreement) will have on the rights and benefits with respect to the award.

         TRANSFER RESTRICTIONS. Subject to customary exceptions, awards under the 2001 Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient's lifetime, only by him or her. The compensation committee, however, may permit certain transfers of an award if the participant presents satisfactory evidence that the transfer is for estate and/or tax planning purposes to certain related persons or entities and without consideration (other than nominal consideration), or in certain other circumstances.

         TERMINATION OF OR CHANGES TO THE 2001 PLAN. The board of directors may amend or terminate the Plan at any time and in any manner by a majority vote. The compensation committee may amend the Plan in specified limited situations. Other than an amendment to increase the number of ordinary shares available for issue or transfer under the plan or unless required by applicable law or deemed necessary or advisable by the board of directors, shareholder approval for any amendment will not be required. No new awards may be granted under the 2001 Plan after May 15, 2011, although the applicable plan provisions and authority of the compensation committee will continue as to any then outstanding awards. Outstanding awards may be amended, but the consent of the holder is required if the amendment materially and adversely affects the holder.

         SECURITIES UNDERLYING AWARDS. The market value of an ordinary share as of March 16, 2001 was $37.00 per share. Upon receipt of shareholder approval, we plan to register 6,686,085 shares available under the Plan under the Securities Act of 1933.

FEDERAL INCOME TAX TREATMENT OF AWARDS UNDER THE 2001 PLAN

         The following is a summary of the general rules of current U.S. federal income tax law relating to awards granted under the 2001 Plan. The discussion is general in nature and does not take into account a number of considerations that may apply based on the circumstances of a particular participant under the 2001 Plan, including the possibility that a participant may not be subject to U.S. federal income taxation.

         For nonqualified stock options, we are generally entitled to deduct, and the participant recognizes taxable income in, an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. Once exercised, the participant receives long term capital gain treatment on any further gain or loss (provided the participant holds the shares for at least 1 year after exercise). For ISOs, we are generally not entitled to a deduction nor does the participant recognize income, either at the time of grant or exercise or (provided that the participant holds the shares at least two years after grant and one year after exercise) at any later time. Rather, the participant receives capital gains treatment on the difference between his or her basis and the ultimate sales price.

         The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; restricted stock is taxed as income at the time the restrictions lapse (unless effectively deferred through restricted stock units) (although employees may elect earlier taxation and convert future gains to capital gains) equal to the excess of the fair market value over the price paid; bonuses and performance share awards are generally subject to tax at the time of payment; cash-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income.

         If an award is accelerated under the Plan in connection with a change in control (as this term is used under the Internal Revenue Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration ("parachute payments") if it exceeds certain threshold limits under the Internal Revenue Code (and certain related excise taxes may be triggered). The compensation committee may, in a participant's award agreement, establish a limit on the amount payable under an award to the extent that a payment would be considered a parachute payment. In addition, in certain circumstances we may not be permitted to deduct the aggregate compensation in excess of $1,000,000 attributable to awards which are not "performance-based" within the meaning of
Section 162(m) of the Internal Revenue Code.

SPECIFIC BENEFITS

         It is not possible to determine the individuals who will receive grants of awards nor the number, amount and type of awards to be received by or allocated to eligible persons under the Plan, due primarily to the fact that the compensation committee has not yet considered any specific awards under the Plan. If the Plan had been in effect in 2000, we expect that the grants would not have been substantially different for executives and directors from those under the 1997 Plan and the Directors Plan, described at "Executive Compensation -- Summary Compensation Table" and at "Compensation of directors" below.

         The board of directors has approved the 2001 Plan and believes it to be in the best interest of the company and our shareholders. All members of the board are eligible to receive awards under the 2001 Plan and thus have a personal interest in its approval.

         Approval of the 2001 Plan requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the annual meeting, provided the votes cast with respect to this proposal (including abstentions) constitute at least a majority of the outstanding shares. An "ABSTAIN" with respect to the matter is treated as a vote cast for these purposes, thus having the effect of a negative vote. Broker non-votes and abstentions on this proposal have the effect described in the information under "Information Regarding Voting and Solicitation of Proxies-Voting" above.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2001 LONG-TERM INCENTIVE PLAN.

PROPOSAL 3 - APPROVAL OF AMENDMENT TO 1997 EMPLOYEE SHARE PURCHASE PLAN

         Effective June 13, 1997, we adopted the 1997 Employee Share Purchase Plan, or Share Purchase Plan, to allow certain eligible employees of our company and our designated subsidiaries to voluntarily purchase our ordinary shares on favorable terms. On December 5, 2000, our board of directors approved an amendment to the Share Purchase Plan which would increase the number of ordinary shares authorized under the Share Purchase Plan from 572,500 to 1,145,000. The board's approval was subject to the consent by SFIC Holdings (Cayman), Inc. pursuant to the intercompany agreement and our articles, which consents were granted on February 22, 2001, and approval by our shareholders. For a description of the intercompany agreement, see "Certain Relationships and Related Transactions - Related party agreements."

         In January 1999, we issued 192,938 ordinary shares to participating employees for the year ended December 31, 1998 at an exercise price of $10.997 per ordinary share. In January 2000, we had issued 159,411 ordinary shares to participating employees for the year ended December 31, 1999 at an exercise price of $12.325 per ordinary share. After the January 2001 distributions of 95,613 shares at an exercise price of $21.994 per ordinary share, we issued a total of 447,962 shares pursuant to the Share Purchase Plan, leaving 124,535 shares for options to be granted in the future. Our board of directors believes that the proposed increase in the number of shares authorized is necessary to maintain adequate flexibility in the administration of, and to further the purposes of, the Share Purchase Plan.

         The following is a summary of the principal provisions of the Share Purchase Plan as it is proposed to be amended, but it is not intended to be a complete description of all of the terms and provisions of the Share Purchase Plan, which we have previously filed with the Securities and Exchange Commission. We have included a copy of the form of the Amendment to the Share Purchase Plan as Exhibit B to this proxy statement.

         PURPOSE AND ELIGIBILITY. The Share Purchase Plan is designed to furnish eligible employees of our company and our designated subsidiaries with an incentive to advance our best interests by providing a formalized program where the employees may voluntarily purchase our ordinary shares at a favorable price and on favorable terms. Generally, all covered employees of a participating company who are scheduled to work an average of at least 20 hours per week are eligible to participate in the Share Purchase Plan. As of January 1, 2001, approximately 2,800 employees, including the five executive officers, were eligible to participate in the Share Purchase Plan.

         TERM.  The Share Purchase Plan became effective as of January 1, 1998.

         GRANT OF AWARDS. No more than once a year, we grant participants in the Share Purchase Plan options to purchase ordinary shares. Participants may contribute no more than 10% of their eligible compensation as defined in the Share Purchase Plan, provided this amount shall not exceed the limitation specified in Section 423(b) of the Internal Revenue Code. Participation in the Share Purchase Plan is at the discretion of each employee. Accordingly, the dollar value and level of shares that may be granted is not determinable.

         OPTION PRICE AND EXERCISE. The exercise price of the options issued under the Share Purchase Plan is 85% of the fair market value of our ordinary shares on the date of grant or the date of exercise, whichever is less. Options granted under the Share Purchase Plan are exercisable on the date one year after the date of grant. Each participant automatically will be deemed to have exercised his or her option on each date of exercise to the extent that the cash balance then in his or her account under the Share Purchase Plan is sufficient to purchase at the option price whole and fractionary ordinary shares. Generally, participants pay option exercise prices through payroll deductions made ratably throughout the year.

         RESTRICTIONS ON TRANSFERABILITY. An option granted under the Share Purchase Plan is not transferable other than by will or the laws of descent and distribution, and is exercisable only by the Share Purchase Plan participant during his or her lifetime, or, in the event of the death of a participant within 90 days of the exercise date, the beneficiary or surviving spouse may exercise such options.

         ADMINISTRATION AND AMENDMENT. The administrative committee for our employee benefit plans, which is a management committee of the company, administers the Share Purchase Plan. Our board of directors must approve any amendment which has a material financial effect on the Share Purchase Plan.

         TERMINATION OF EMPLOYMENT. If the employment of a participant in the Share Purchase Plan is terminated for any reason other than involuntary temporary layoff, as defined in the Share Purchase Plan, retirement, death or total disability, then that employee's participation in the Share Purchase Plan automatically terminates as of the date of termination of employment.

         CERTAIN U.S. FEDERAL TAX CONSEQUENCES. The following is a summary of the general rules of present U.S. federal income tax law relating to the tax treatment of the options and ordinary shares issued under the Share Purchase Plan. The discussion is general in nature and does not take into account a number of considerations that may apply based on the circumstances of a particular participant under the Share Purchase Plan, including the possibility that a participant may not be subject to U.S. federal income taxation.

         The Share Purchase Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986. A participating employee is not taxed at the time of the grant of his or her options to purchase stock. The employee is not subject to income tax when shares are purchased under the Share Purchase Plan, even though they are purchased at 85% of the market price on the date of purchase.

         Under the Share Purchase Plan, the date of grant is the date we granted options to an employee and the date of purchase is the date that the participant exercises his or her options and purchases our shares. If the participant sells shares two years or later after the date of grant and one year or later after the date of purchase, then:

         o any profit up to 15% of the market value of the shares at the beginning of the option period is taxable as ordinary income;

         o        any further profit is taxable as long-term capital gain; and

         o        any loss is treated as long-term capital loss.

Shares sold or otherwise disposed of, including by way of gift, less than two years after the date of grant or less than one year after the date of purchase are considered disqualifying dispositions. If the employee disposes of shares less than two years after the date of grant or less than one year after the date of purchase, then:

         o the difference between the price the employee paid and the market value of the shares at the date of purchase, on the date preceding the date of determination, is taxable as ordinary income; and

         o the difference between the amount the employee receives on disposition of the shares and the market value of the shares at the date of purchase is treated as a capital gain or loss, or long-term capital gain or loss if the shares have been held more than one year.

         If the employee makes a gift or otherwise disposes of his or her shares less than two years after the date of grant or less than one year after the date of purchase, then the difference between the price the employee paid and the market value of the shares at the date of purchase is taxed as ordinary income in the year of the disposition. In addition, further gain or loss resulting from the differential between the market value of the shares at the date of purchase and the price received on the sale or other disposition of those shares will be taxed as a short-term capital gain or loss.

         A disposition after these time frames may also result in tax liability, but the amount of the discount taxed as ordinary income is limited to the extent that the market value at the time of disposition exceeds the purchase price.

         In the event of a participant's death prior to disposing of shares purchased under the Share Purchase Plan, the tax return for the year of death must include the discount on the purchase as ordinary income. Under those circumstances, the discount on the purchase that is included as ordinary income would not be more than the amount by which the market value at death exceeds the purchase price.

         The amount that a participant elects to have deducted from his or her compensation for the purchase of ordinary shares under the Share Purchase Plan is taxable wages and is subject to withholding. Also, we may have a withholding obligation for ordinary compensation income recognized by a participant.

         We are not subject to any tax consequences due to the offering of ordinary shares under the Share Purchase Plan. In addition, in general, we are not subject to any tax consequences due to the purchase or the sale of ordinary shares acquired under the Share Purchase Plan. However, we will be entitled to a business-expense deduction for any ordinary compensation income recognized by a participant who makes a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986.

         It is neither possible to state the individuals who will receive grants of options to purchase ordinary shares under the Share Purchase Plan in the future, nor the amount of options which will be granted under the Share Purchase Plan. The following table provides information with respect to options granted under the Share Purchase Plan to the persons or groups of persons described below for the year ended December 31, 2000. These options were exercised and shares were issued on January 9, 2001, as follows:


NAME AND POSITION                                                DOLLAR VALUE(1)             NUMBER OF SHARE OPTIONS
-----------------                                                ---------------             -----------------------

C. Stedman Garber, Jr
   Chief Executive Officer and President ..............          $     6,948.92                         966
Roger B. Hunt
   Senior Vice President, Commercial Manager ..........                6,948.92                         966
Seals M. McCarty
   Senior Vice President and Chief Financial
   Officer ............................................                6,948.92                         966
Tom L. Seeliger
   Senior Vice President, Drilling Operations .........                6,948.92                         966
Cary A. Moomjian, Jr
   Vice President, General Counsel and
   Secretary ..........................................                6,934.53                         964
All current executive officers as a group .............               34,730.22                       4,828
All current directors who are not executive
   officers as a group ................................                    0.00                           0
All employees as a group (including all current
   officers who are not executive officers, but
   excluding executive officers) ......................          $   653,061.90                      90,785

----------


(1) The dollar value of these options to purchase our ordinary shares represents the difference between the $21.994 exercise price of the options and $29.1875, which was the last reported sales price of our ordinary shares on January 9, 2001.

         Approval of the amendment to the 1997 Employee Share Purchase Plan requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the annual meeting, provided the votes cast with respect to this proposal (including abstentions) constitute at least a majority of the outstanding shares. An "ABSTAIN" with respect to the matter is treated as a vote cast for these purposes, thus having the effect of a negative vote. Broker non-votes and abstentions on this proposal have the effect described in the information under "Information Regarding Voting and Solicitation of Proxies-Voting" above.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE SHARE PURCHASE PLAN.

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF AUDITORS

         On December 5, 2000, our board of directors, upon the recommendation of our audit committee, appointed Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2001 subject to ratification by our shareholders. Our board is asking the shareholders to ratify this appointment. Ernst & Young LLP has informed us that it is independent with respect to the company within the meaning of the applicable published rules and regulations of the Securities and Exchange

Commission, the pronouncements of the Independence Standards Board, and Rule 101 of the American Institute of Certified Public Accountants' Code of Professional Conduct, its interpretations and rulings.

         We expect representatives of Ernst & Young LLP to be present at the annual general meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                             DIRECTORS AND OFFICERS


The following table presents information regarding our directors and officers.


NAME                                          AGE                                POSITION
-----------------------------------------  ---------  ------------------------------------------------------------------

Gordon M. Anderson.......................     68      Chairman of the Board and Class I director
C. Stedman Garber, Jr.*..................     57      President, Chief Executive Officer and Class III director
Richard N. Haass**.......................     49      Former Class I director
Khaled R. Al-Haroon......................     51      Class I director
Ferdinand A. Berger**....................     62      Class I director
Stephen J. Solarz........................     60      Class II director
Nader H. Sultan..........................     52      Class II director
Maha A. R. Razzuqi.......................     44      Class III director
Robert E. Wycoff.........................     70      Class III director
Roger B. Hunt*...........................     51      Senior Vice President, Commercial Manager
Seals M. McCarty*........................     54      Senior Vice President and Chief Financial Officer
Tom L. Seeliger*.........................     57      Senior Vice President, Drilling Operations
Ali Awad.................................     60      Vice President and Regional Manager
James A. Blue............................     55      Vice President and Regional Manager
Roger K. P. De Freitas...................     45      Vice President and Regional Manager
Steven J. Gangelhoff.....................     49      Vice President and Regional Manager
Cary A. Moomjian, Jr.*...................     53      Vice President, General Counsel and Secretary
James E. Oliver..........................     51      Vice President, Controller and Treasurer

* Denotes all of our executive officers. These are the only persons deemed to be executive officers for purposes of Section 16 of the Securities Exchange Act of 1934.

** On March 9, 2001, Dr. Richard N. Haass notified our Chairman of the Board that he would discontinue his service as a member of our board of directors, effective immediately, to accept an appointment by President Bush to the position of Director of Policy Planning for the Department of State. Upon receipt of Dr. Haass' notice, the nominating and governance committee commenced its search for a replacement for Dr. Haass on our board of directors. The committee recognized that it may take some time to identify a suitable candidate to fill Dr. Haass' vacancy, and that the selection may not occur in sufficient time to present a nominee for election as a Class I director at our annual general meeting of shareholders to be held on May 15, 2001. To address this situation, on March 11, 2001, Ferdinand A. Berger submitted his resignation as a Class II director and the board of directors, upon the recommendation of the nominating and governance committee, appointed Mr. Berger to fill the remaining Class I term formerly held by Dr. Haass. It is contemplated that our board of directors will appoint a director to fill the remainder of the Class II term vacancy created by Mr. Berger's resignation, as authorized by our articles of association. The new Class II director appointee or another nominee will be proposed for election as a Class II director at our annual general meeting of shareholders to be held in 2002.

         Set forth below is biographical information for our directors and officers other than Messrs. Anderson, Berger and Al-Haroon, whose biographical information is included above under "Proposal 1 - Election of Directors."

         C. STEDMAN GARBER, JR. has served as a director since 1989. Mr. Garber was employed by Getty Oil Company between 1977 and 1984. Mr. Garber joined us in 1984 as Vice President of Planning and Acquisition and in 1989 was appointed President of Santa Fe Minerals, Inc., one of our former subsidiaries. Mr. Garber was named Executive Vice President and Chief Operating Officer in 1991, was appointed President and Chief Operating Officer in December 1995 and was appointed Chief Executive Officer effective January 1, 1998. Mr. Garber serves as director of the American Petroleum Institute, and as Vice Chairman of the International Association of Drilling Contractors. Mr. Garber also serves as a Trustee of the American University in Cairo.

         STEPHEN J. SOLARZ has served as a director since November 1998. Mr. Solarz is President of Solarz Associates, an international consulting firm. He also is a director of the George Washington University Foreign Policy Forum, Vice Chairman of the International Crisis Group, and a Senior Counselor at APCO Associates, Inc. Mr. Solarz serves on the board of several corporations, including Samsonite and the First Philippine Fund. Mr. Solarz is a director of the National Endowment for Democracy, the International Rescue Committee, the National Democratic Institute and the Balkan Action Council Steering Committee. Mr. Solarz has served in public office for 24 years, both in the New York Assembly and in the U.S. House of Representatives. As a Congressman, Mr. Solarz served on various committees, including the House Foreign Affairs Committee where he chaired the Subcommittee on Africa and the Subcommittee on Asian and Pacific Affairs.

         NADER H. SULTAN has served as a director since January 1995. Mr. Sultan has been the Chief Executive Officer of Kuwait Petroleum Corporation since 1998. Since 1993, he has also served as Deputy Chairman and Managing Director, Planning and International Operations, of Kuwait Petroleum Corporation. Mr. Sultan also serves as a director of Kuwait Petroleum Corporation and SFIC Holdings (Cayman), Inc.

         MAHA A. R. RAZZUQI has served as a director since August 1999. Mrs. Razzuqi is the Kuwait Petroleum Corporation Executive Assistant Managing Director for International Business Development. Mrs. Razzuqi has been associated with Kuwait Petroleum Corporation's international operations since 1996, including service on the Kuwait Foreign Petroleum Exploration Company Board of Directors, and has held various management positions in planning and marketing between 1986 and 1996. Mrs. Razzuqi also serves as a director of SFIC Holdings (Cayman), Inc.

         ROBERT E. WYCOFF has served as a director since September 1997. Mr. Wycoff retired from the Atlantic Richfield Company in 1993, having served there since 1953. Mr. Wycoff served as a director, President and Chief Operating Officer of Atlantic Richfield Company from 1986 to 1993. After holding various engineering and management positions, he was named Vice President and Resident Manager of Atlantic Richfield Company's Alaska Region in 1973. He is also a director of MagneTek, Inc., a publicly traded company engaged in electronic equipment and controls.

         ROGER B. HUNT has been our Senior Vice President, Commercial Manager, since September 1997. From 1988 to 1997, Mr. Hunt had regional operations responsibilities as Vice President and Regional Manager for Asia, Australia, Venezuela, Azerbaijan, West Africa and the Gulf of Mexico. From 1983 to 1988, he was our Vice President and Manager of International Sales. From 1977 through 1982, Mr. Hunt was assigned to Venezuela as Assistant Zone Manager. Mr. Hunt first joined us in 1970.

         SEALS M. MCCARTY has been our Senior Vice President and Chief Financial Officer since January 2000. From 1985 to January 2000, Mr. McCarty held various financial positions with us, including Vice President and Controller. From 1982 to 1985, he served as Vice President of Finance for Keydril Company. Mr. McCarty joined us in 1985 at the time of our purchase of Keydril Company from Gulf/Chevron.

         TOM L. SEELIGER has been our Senior Vice President, Drilling Operations, since January 2000. Mr. Seeliger served as Vice President and Area Manager for North Sea operations from 1993 until January 2000. He has worked in progressively more senior management positions, primarily internationally, including assignments in Nigeria, the North Sea, Libya, Argentina, Trinidad, Venezuela and London since he joined us in 1965.

         ALI AWAD has been our Vice President and Regional Manager with responsibility for all operations in the Middle East, North Africa and Mediterranean region since March 1999. Mr. Awad served as our Vice President and Area Manager for all offshore and land operations in Egypt and the Mediterranean area from 1993 to March 1999. He held several managerial positions with us in Egypt, including Zone Manager, from 1979 to 1993. Mr. Awad joined us in 1974 following a distinguished career with major oil companies operating locally in Egypt.

         JAMES A. BLUE has been our Vice President and Regional Manager with responsibility for operations in Azerbaijan, the Gulf of Mexico, Venezuela and West Africa since 1997. Mr. Blue was our Vice President and Regional Operations Manager from 1989 to 1997. He joined us in 1965 and initially served in various assignments in England, Egypt, Libya, Scotland and Venezuela.

         ROGER K. P. DE FREITAS served as Operations Manager in the North Sea and Zone Manager in Trinidad before assuming his current position as Vice President and Regional Manager for Western Europe/Canada in January 2000. He joined us in 1974 and initially served in various operational and supervisory assignments in Trinidad, Scotland, Great Yarmouth, Egypt, Yemen and Singapore.

         STEVEN J. GANGELHOFF became our Vice President and Regional Manager for Southeast Asia in January 2000. Mr. Gangelhoff served as our Regional Marketing Manager Southeast Asia/Australia from 1991 to 1996. From 1985 to 1991, he held operations and management positions with us in the U.S., South America, Malaysia and Indonesia. Mr. Gangelhoff joined us in 1985 concurrently with the purchase of Keydril Company from Gulf/Chevron. He served as Regional Manager, Eastern Hemisphere for Keydril from 1982 to 1985. Before 1982, he held various operations positions with Keydril.

         CARY A. MOOMJIAN, JR. has been our Vice President, General Counsel and Secretary since January 1994. He became a Vice President in 1980 and, from 1983 to January 1994, was Vice President, Contracts for Santa Fe Drilling Company. From 1978 to 1983, Mr. Moomjian served as Santa Fe Drilling Company's Senior Counsel and then as Vice President, General Counsel. From joining us in 1976 to 1978, Mr. Moomjian served as our Corporate Marine Counsel.

         JAMES E. OLIVER has been our Vice President, Controller and Treasurer since January 2000. From 1993 to January 2000, Mr. Oliver was our Vice President and Treasurer. He joined Santa Fe Minerals, Inc., a former subsidiary of Santa Fe, in 1985 and served as Vice President-Finance for Santa Fe Minerals, Inc. from 1987 to 1993.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

BOARD OF DIRECTOR MEETINGS

         During the year ended December 31, 2000, our board of directors met six times, including two telephonic meetings. The board of directors also acted one time by unanimous written consent during this period and conducted its statutory meeting under Cayman Islands law by proxy. All directors attended at least 75% of the aggregate of the meetings of the board of directors. With the exception of Mr. Anderson, who was absent at one of three nominating and governance committee meetings during 2000, all directors attended at least 75% of the meetings of the committees of the board of directors on which they served.

COMPENSATION COMMITTEE

         Pursuant to our articles of association, the compensation committee reviews, approves and oversees our compensation and benefit policies and programs. For the year ended December 31, 2000, there were three meetings of the compensation committee. The compensation committee also acted by unanimous written consent two times during this period. During 2000, the members of the compensation committee were Messrs. Berger, Haass, Sultan and Wycoff. Mr. Wycoff serves as Chairman of the compensation committee. Set forth below under "Executive Compensation - Report of the compensation committee on executive compensation" is the compensation committee's report for the year ended December 31, 2000.

EXECUTIVE COMMITTEE

         In September 1997, our board of directors established an executive committee. The executive committee was granted all powers and authorities of the board of directors in the management of our business and affairs, except as may be limited by applicable law, the Intercompany Agreement, as defined below, or our memorandum of association and articles of association. In addition, the executive committee may not declare a dividend or adopt an agreement of merger or consolidation and is not generally authorized to approve transactions in excess of $10 million per transaction. The executive committee did not meet during the year ended December 31, 2000. During 2000, the members of the executive committee were Messrs. Garber, Al-Haroon, Sultan and Wycoff. Mr. Garber serves as chairman of the executive committee.

NOMINATING AND GOVERNANCE COMMITTEE

         In September 1997, the board of directors established a nominating committee. During March 1999, the board changed the name of the committee to the nominating and governance committee. The committee has been designated to make recommendations to the board of directors concerning the composition of the board of directors, the nominees to fill vacancies or new positions and nominees of the board of directors for election by our shareholders at the annual general meeting.

         The nominating and governance committee will also consider recommendations from our shareholders regarding potential nominees for election as directors. To be considered for inclusion in the slate of nominees proposed by the board at the next annual general meeting, our secretary should receive any recommendations no later than the dates specified below under "General."

         The committee's charter addresses responsibilities for corporate governance which include ensuring that the board and board committees are empowered to effectively carry out their responsibilities to oversee and monitor the company's performance and participating in development and implementation of corporate governance policies. The nominating and governance committee met three times during the year ended December 31, 2000. During 2000, the members of the nominating and governance committee were Messrs. Anderson, Haass, Solarz and Mrs. Razzuqi. Mr. Anderson serves as chairman of the nominating and governance committee.

AUDIT COMMITTEE

         Pursuant to our articles of association, the audit committee reviews and reports to the board of directors on the scope and results of audits by our auditing firm and internal auditing staff. The audit committee periodically recommends a firm of certified public accountants to serve as our auditors and reviews all information necessary to ensure the independence and integrity of the auditors. The audit committee is also responsible for overseeing our business conduct policy. During the year ended December 31, 2000, there were three meetings of the audit committee. Set forth below is the audit committee's report for the year ended December 31, 2000.

         During 2000, the members of the audit committee were Messrs. Berger, Al-Haroon, Solarz and Mrs. Razzuqi. Mr. Berger serves as Chairman of the audit committee. Our board of directors has concluded that each member of the audit committee is independent or is capable of exercising independent judgment in accordance with the New York Stock Exchange listing standards. In reaching this conclusion, the board was mindful of the affiliation of two of the audit committee members with the Kuwait Petroleum Corporation, a business organization that directly and through subsidiaries has a relationship with us. For a description of this relationship and the audit committee members' relationship to Kuwait Petroleum Corporation, see "Security Ownership of Certain Beneficial Owners and Management," "Certain Relationships and Related Transactions," and the committee members' biographical information in "Directors and Officers."

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         Our board of directors adopted a formal written charter for its audit committee on June 6, 2000 in accordance with the recently adopted New York Stock Exchange and Securities and Exchange Commission regulations regarding audit committees. The audit committee's charter is attached as Exhibit C to this proxy statement.

         In fulfilling its responsibilities as set forth in its charter, the audit committee reviewed and discussed with management our audited financial statements for the year ended December 31, 2000. The audit committee also discussed with our independent auditor Ernst & Young LLP the matters required to be discussed by the Codification of Statements on Auditing Standards 61, Communications with Audit Committees.

         The audit committee received the written disclosures and the letter from our independent auditor Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, considered the compatibility of non-audit services with the auditor's independence and discussed with Ernst & Young LLP its independence from the company.

         Based on these reviews and discussions and in reliance thereon, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the board of directors approved the recommendation.

                                                     Ferdinand A. Berger
                                                     Khaled R. Al-Haroon
                                                     Maha A. Razzuqi
                                                     Stephen J. Solarz

AUDIT FEES

         The following table summarizes the fees paid or payable to Ernst & Young LLP for services rendered for the fiscal year ended December 31, 2000.


Audit fees in connection with the Annual Report on
Form 10-K and quarterly reports ............................       $       444,000
Financial systems design and implementation fees ...........                    --
All other fees
         Local jurisdiction statutory audit fees ...........               368,000
         Tax related services ..............................               285,000
         Other fees ........................................               163,000
                                                                   ---------------
Total all other fees .......................................               816,000
                                                                   ===============
TOTAL ......................................................       $     1,260,000
                                                                   ===============

         The category "Other fees" generally includes fees for pension audits, accounting consultations, internal audit, the audit of SFIC Holdings (Cayman), Inc., and a registration statement filed with the Securities and Exchange Commission.

         The audit committee has considered whether the nonaudit services rendered by Ernst & Young LLP to the company during 2000 are compatible with the independence of Ernst & Young LLP.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

         The following table shows the compensation of the chief executive officer and our four other most highly compensated executive officers for the years ended December 31, 1998, 1999 and 2000.

                           SUMMARY COMPENSATION TABLE


                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                                                    -------------------------
                                                      ANNUAL COMPENSATION              AWARDS       PAYOUTS
                                            -------------------------------------   ------------   ----------
                                                                                      NUMBER OF
                                                                                     SECURITIES
   NAME AND PRINCIPAL        YEAR ENDED                            OTHER ANNUAL      UNDERLYING       LTIP          ALL OTHER
        POSITION            DECEMBER 31,     SALARY    BONUS(1)   COMPENSATION(2)   OPTIONS/SARS   PAYOUTS(3)    COMPENSATION(4)
------------------------    ------------    --------   --------   ---------------   ------------   ----------    ---------------

C. Stedman Garber, Jr.          2000        $550,000   $361,000               --        150,000          0          $49,226
    Chief Executive Officer     1999         430,000    172,200               --        150,000   $483,181           38,890
    and President               1998         430,000    238,000               --        150,000    461,852           39,108
Roger B. Hunt                   2000         250,000    125,000               --         52,800          0           16,259
    Senior Vice President,      1999         237,500     74,560               --         45,000    159,876           15,800
    Commercial Manager          1998         230,000     92,300               --         39,000    168,696           15,038
Seals M. McCarty                2000         250,000    125,000               --         52,800          0           16,485
    Senior Vice President       1999         194,400     47,000               --         45,000    118,664           12,406
    and Chief Financial         1998         179,539     58,500               --         24,000    125,210           12,623
    Officer
Tom L. Seeliger                 2000         250,000    120,000                0         52,800          0           17,836
    Senior Vice President,      1999         176,000     49,500          210,121         45,000    140,336            9,325
    Drilling Operations         1998         176,000     61,600          176,043         24,000    148,078            9,951
Cary A. Moomjian, Jr.           2000         212,000     82,000               --         40,000          0           14,285
    Vice President, General     1999         202,000     48,500               --         28,200    127,901           13,983
    Counsel and Secretary       1998         202,000     62,000               --         24,000    134,957           14,211

----------

(1) Represents the bonus earned by the executive officer pursuant to the 1997 Annual Incentive Plan in the year reported. Bonuses are paid in the year after the bonus is earned. Of the bonus amounts earned for 2000, Mr. Garber elected to defer $111,000 and Mr. Moomjian elected to defer $20,000 under our deferred compensation plan.

(2) As permitted by the rules of the SEC, this column excludes perquisites and other personal benefits for the named executive officers if the total incremental cost in a given year did not exceed the lesser of $50,000 or 10% of the officer's combined salary and bonus for that year. The amounts shown for Mr. Seeliger include various components of a foreign service package, including area allowance, foreign service premium, airfare waiver and foreign taxes.

(3) Represents payments made in the years reported with respect to awards previously granted under our Performance Unit Plan. We terminated the Performance Unit Plan in September 1999.

(4) Amounts represent company contributions to 401(k) plans, company payments relating to 401(k) contributions above qualified limits, the dollar amounts of executive life insurance premiums and group term life insurance premiums and tax reimbursements associated with the foregoing. Set forth below are the amounts paid for the year ended December 31, 2000.

                                       MR.                 MR.                MR.                 MR.                 MR.
                                     GARBER               HUNT              MCCARTY             SEELIGER            MOOMJIAN
                                   ----------          ----------          ----------          ----------          ----------
401(k) Company                     $    8,500          $    8,500          $    8,500          $    8,017          $    8,500
   contributions
Payments relating to               $   19,000          $    4,000          $    4,000          $    5,550          $    2,100
   401(k) contributions
   above qualified limits
Executive Life Insurance           $    3,487          $      508          $      650          $        0          $    1,237
   Premiums
Group Term Life                    $    2,580          $      552          $      552          $      946          $      450
Insurance Premiums
Tax Reimbursements                 $   15,659          $    2,699          $    2,783          $    3,323          $    1,998

INVESTMENT SAVINGS AND PROFIT SHARING (401(k)) PLAN

         We maintain an Investment Savings and Profit Sharing Plan, a defined contribution 401(k) plan that allows dollar payroll employees to make both pre-tax and after-tax employee contributions. We match these employee contributions up to a maximum of 5% of a participant's base salary subject to the limitations of eligible salary. Employees are vested in all contributions made. Additionally, although we have not done so since 1984 and do not currently expect to do so in the future, we have the option to make additional employer contributions any year out of profits.

DEFERRED COMPENSATION PLAN

         Our deferred compensation plan provides that a select group of officers, including the named executive officers, and other key employees may elect to defer receipt of a portion of their annual salary and/or AIP bonus until a future date selected by the employee. After the deferral period the employee receives the deferred compensation plus earnings derived therefrom in a lump sum or in a series of annual payments over a period not to exceed ten years. This plan was effective beginning January 1, 2001.

ANNUAL INCENTIVE COMPENSATION PLAN

         We also maintain an Annual Incentive Compensation Plan ("AIP"). The AIP provides for payment of additional compensation to participating employees, including executive officers, based on individual contributions and our overall performance and our key operating business units during the fiscal year. The AIP is administered by the compensation committee. Employees eligible for awards under the AIP are executive officers, officers and other key management personnel of our company and its subsidiaries, whose performance, in the judgment of the compensation committee, can have a significant effect on our success. During the term of the AIP, an aggregate of 286,250 ordinary shares will be available for awards granted wholly or partly in ordinary shares under the AIP.

         In general, the compensation committee will establish a target incentive award for each participant based on performance measures (and performance scales for the measures) and individual objectives. The maximum target incentive award shall not exceed 100% of the participant's base salary in effect at the beginning of the plan year. The current performance measures are
(a) cash flow from operations and (b) return on average capital employed as compared to certain peer group companies set forth in the AIP. In general, except for "covered employees," as defined in Section 162(m) of the Internal Revenue Code (relating to deduction limits for compensation over $1 million), the compensation committee has discretion to vary these measures and the relative weight to assign to the various objectives. With respect to covered employees, the individual objectives must be capable of determination by a third party and all of the objectives must be established during the first 90 days of the plan year.

         In the event of a Change in Control (as defined in "Severance Agreements-Definition of change in control" below), (a) if the various objectives have not yet been determined during the plan year, then the objectives and participants shall generally be based on the same rules as set forth in the preceding plan year and (b) in general, participants are eligible for full unprorated target incentives for that year.

LONG TERM INCENTIVE PLANS

         1997 LONG TERM INCENTIVE PLAN. We currently have in place the 1997 Long Term Incentive Plan (the "LTIP"), which is designed to retain key executives and other selected employees by rewarding them for making major contributions to our success and to provide participants with a proprietary interest in our growth and performance.

         Employees of the company eligible for awards under the LTIP are executive officers, other officers and key management personnel selected by the compensation committee (including employees who are directors), and whose performance, in the judgment of the compensation committee, can have a significant effect on our success. As of December 31, 2000, approximately 575 persons had participated in the LTIP. Awards under the LTIP may consist of the grant of stock options, share appreciation rights, restricted and/or performance-based share awards and/or restricted and/or performance-based cash awards, granted singly, in combination or in tandem. The exercise price for stock options may not be less than 85% of the fair market value of the stock on the date of the option grant (100% in the case of incentive stock options). The compensation committee can also award supplemental payments up to the amount necessary to pay the federal income tax payable with respect to the exercise of non-qualified stock options, share appreciation rights, restricted shares and performance units. If approved by the compensation committee, we may also make loans to participants to purchase shares pursuant to the exercise of an award. During the term of the LTIP, an aggregate of 5,725,000 ordinary shares will be available for awards granted wholly or partly in ordinary shares under the LTIP. No participant may receive during a fiscal year incentive awards covering an aggregate of more than 150,000 ordinary shares.

         The compensation committee is responsible for administration and interpretation of the LTIP. When a participant's employment with the company is terminated, any unexercised, deferred or unpaid awards will be treated as provided in the specific agreement evidencing the award. If a participant terminates for "good reason" (as defined in the LTIP) within two years after a Change in Control (as defined in "Severance Agreements-Definition of change in control" below), all outstanding stock options will become vested and immediately exercisable and will remain exercisable until the earlier of the expiration of their term or the first anniversary of the termination of employment, all shares of restricted stock will immediately cease to be forfeitable and all conditions relating to realization of any other stock- based or non-stock award will immediately terminate. In addition, upon a Change in Control (as defined in "Severance Agreements-Definition of change in control" below), we will have the right to cash out all incentive awards (and all non-vested awards will vest) based on their fair market value; for this purpose, their market value will be the average fair market value per share on each of the five trading days immediately following a Change in Control or the highest price per share, if any, offered in connection with a Change in Control, whichever is higher. This cash out is automatic if the stock of the surviving entity in a Change in Control is not publicly traded.

         If the 2001 Long Term Incentive Plan described above in Proposal 2 is approved, we will grant future awards under the 2001 Plan, and we will not grant any future awards under the 1997 LTIP.

         1997 EMPLOYEE SHARE PURCHASE PLAN. We have adopted the 1997 Employee Share Purchase Plan (the "Share Purchase Plan"), which is designed to furnish eligible employees of the company and designated subsidiaries of the company an incentive to advance the best interests of the company by providing a formal program under which they may voluntarily purchase ordinary shares of the company at a favorable price and upon favorable terms. Generally speaking, all covered employees of a participating company who are scheduled to work an average of at least 20 hours per week are eligible to participate in the Share Purchase Plan.

         No more than once a year, we grant participants in the Share Purchase Plan options to purchase ordinary shares. Participants may contribute no more than 10% of their eligible compensation as defined in the Share Purchase Plan, provided this amount shall not exceed the limitation specified in Section 423(b) of the Internal Revenue Code. The exercise price of the options issued under the Share Purchase Plan is 85% of the fair market value of our ordinary shares on the date of grant or the date of exercise, whichever is less. Options granted under the Share Purchase Plan are exercisable on the date one year after the date of grant. Each participant automatically will be deemed to have exercised his or her option on each date of exercise to the extent that the cash balance then in his or her account under the Share Purchase Plan is sufficient to purchase at the option price whole and fractionary ordinary shares. Generally, participants pay option exercise prices through payroll deductions made ratably throughout the year.

         An aggregate of 572,500 ordinary shares are available for grants of options under the Share Purchase Plan. The Share Purchase Plan, which became effective January 1, 1998, is administered by our administrative committee for the employee benefit plans. Our board of directors has approved, subject to shareholder approval, an amendment to the Share Purchase Plan described above in Proposal 3.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning stock options granted during the year ended December 31, 2000 by the company to the named executive officers.


                                                                                                        Potential Realized Value at
                                                       % of Total                                         Assumed Annual Rates of
                                    Securities        Options/SARs                                       Stock Price Appreciation
                                    Underlying         Granted to       Exercise or                          for Option Term(2)
                                   Options/SARs       Employees in    Base Price per    Expiration     ----------------------------
             Name                   Granted(1)         Fiscal Year         Share           Date             5%             10%
-------------------------------    ------------       ------------    --------------   ------------    ------------    ------------



C. Stedman Garber, Jr                   136,825(3)            7.85%    $    30.9375      12/12/2010    $  2,662,126    $  6,746,349
      Chief Executive Officer            13,175(4)            0.76%         25.2500      01/03/2010         209,214         530,188
      and President
Roger B. Hunt                            52,800(3)            3.03%         30.9375      12/12/2010       1,027,299       2,603,378
      Senior Vice President,
      Commercial Manager
Seals M. McCarty                         52,800(3)            3.03%         30.9375      12/12/2010       1,027,299       2,603,378
      Senior Vice President and
      Chief Financial Officer
Tom L. Seeliger                          52,800(3)            3.03%         30.9375      12/12/2010       1,027,299       2,603,378
      Senior Vice President,
      Drilling Operations
Cary A. Moomjian, Jr                     40,000(3)            2.29%         30.9375      12/12/2010         778,257       1,972,256
      Vice President, General
      Counsel and Secretary

----------

(1) Granted under the 1997 Long Term Incentive Plan. These options become exercisable as follows: 50% on the second anniversary date from the date of grant, an additional 25% on the third anniversary of the date of grant, and the final 25% on the fourth anniversary date from the date of grant.

(2) Represents total appreciation over the exercise price at the assumed annual appreciation rates of 5% and 10% compounded annually for the term of the options.

(3)      Option granted on December 12, 2000.

(4)      Option granted on January 3, 2000.

      AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

         The following table provides information on the value of each named executive officer's unexercised in-the-money options to acquire ordinary shares at December 31, 2000.



                                                                  Number of Securities             Value of Unexercised
                                                             Underlying Unexercised Options/     In-the-Money Options/SARs
                                Shares                        SARs at December 31, 2000(1)        at December 31, 2000(1)
                               Acquired          Value      ---------------------------------  --------------------------
           Name               On Exercise      Realized        Exercisable      Unexercisable   Exercisable   Unexercisable
--------------------------- ---------------  -------------  -----------------  --------------  -------------  -------------
C. Stedman Garber, Jr.                   --             --            144,150         398,050  $   1,574,109  $   3,503,517
   Chief Executive Officer
   and President
Roger B. Hunt                            --             --             34,688         122,363  $     409,723  $     954,162
   Senior Vice President,
   Commercial Manager
Seals M. McCarty                         --             --             25,313         114,238  $     261,129  $     805,568
   Senior Vice President and
   Chief Financial Officer
Tom L. Seeliger                          --             --             23,063         113,488  $     253,113  $     802,896
   Senior Vice President,
   Drilling Operations
Cary A. Moomjian, Jr.                    --             --             25,313          84,638  $     261,129  $     604,268
   Vice President, General
   Counsel and Secretary

----------

(1) Value shown is the difference between the closing price of the ordinary shares on the last trading day of 2000 and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.

PENSION PLANS

         We pay pension benefits to executive officers under four different plans: the tax-qualified Pension Plan, the non-qualified Pension Plan, the Equity Restoration Plan and the Supplemental Executive Retirement Plan, or SERP.

         Our tax-qualified Pension Plan is a defined benefit plan qualified under U.S. income tax laws. Generally, all employees who reside in or are citizens of the U.S. with at least five years of service participate in the Pension Plan. We also have a non-tax qualified Pension Plan for selected non-U.S. management and other employees. This mirror plan provides benefits substantially similar to the tax- qualified Pension Plan. The Pension Plans provide for monthly retirement benefits upon normal retirement at age 62. The amount of monthly retirement benefits is based on the number of credited years of service and the average of the highest 60 months of salary covered by the Pension Plans. The Pension Plans permit retirement as early as age 55 with reduced benefits. All of the named executive officers are participants in at least one of the Pension Plans.

         Our Equity Restoration Plan provides additional benefits that plan participants do not receive under the Pension Plans because of Internal Revenue Code limits. Our Equity Restoration Plan restores to participants of the Pension Plans any benefits otherwise lost as a result of the benefit limitations contained in Section 415 of the Internal Revenue Code and limitations contained in Section 401(a)(17) of the Internal Revenue Code on the amount of compensation includable in determining benefits provided by tax-qualified trusts. All of the named executive officers are participants in the Equity Restoration Plan.

          Our Supplemental Executive Retirement Plan provides additional benefits for a select group of our management employees as a means to attract and retain employees of exceptional ability who are critical to our success. SERP benefits are offset by the annuity value of the benefit that would have been received from the participant's social security covered compensation and amounts received from the Pension Plans and the Equity Restoration Plan. Of the named executive officers, Messrs. Garber, Hunt, McCarty and Seeliger are participants in the SERP.

         For our employees who participate only in the Pension Plans and the Equity Restoration Plan, the annual retirement income benefit is equal to 1.525% of the participant's average annual base salary in the highest 60 consecutive months during the final 120 months of service multiplied by years of credited service, plus 0.475% of this same base salary amount less the participant's social security covered compensation, multiplied by years of credited service not exceeding 35 years. For our employees who also participate in the SERP, the benefit calculated will be 60% of the participant's average annual salary and bonus in the highest consecutive 36 months during the final 60 months of service, reduced ratably for service under 15 years.

         The following table shows typical annual benefits computed on the basis of straight life annuity for the Pensions Plans and straight life annuity for the Equity Restoration Plan, based upon retirement in 2000 at age 62, to persons in specified remuneration classes and years of credited service. The amounts set forth below are subject to reduction for the benefit that would have been received from the participant's social security covered compensation. The remuneration specified in the table below includes only the base salary as reported in the Summary Compensation Table.



 QUALIFIED PENSION PLAN, NON-QUALIFIED PENSION PLAN AND EQUITY RESTORATION PLAN
                    AND NON-QUALIFIED SPECIAL PENSION PLAN(1)

                                                 YEARS OF SERVICE
                    -------------------------------------------------------------------------
REMUNERATION           15           20           25           30           35           40
                    --------     --------     --------     --------     --------     --------
$ 125,000           $ 37,500     $ 50,000     $ 62,500     $ 75,000     $ 87,500     $ 97,031
$ 150,000           $ 45,000     $ 60,000     $ 75,000     $ 90,000     $105,000     $116,438
$ 175,000           $ 52,500     $ 70,000     $ 87,500     $105,000     $122,500     $135,844
$ 200,000           $ 60,000     $ 80,000     $100,000     $120,000     $140,000     $155,250
$ 225,000           $ 67,500     $ 90,000     $112,500     $135,000     $157,500     $174,656
$ 250,000           $ 75,000     $100,000     $125,000     $150,000     $175,000     $194,063
$ 300,000           $ 90,000     $120,000     $150,000     $180,000     $210,000     $232,875
$ 350,000           $105,000     $140,000     $175,000     $210,000     $245,000     $271,688
$ 400,000           $120,000     $160,000     $200,000     $240,000     $280,000     $310,500
$ 450,000           $135,000     $180,000     $225,000     $270,000     $315,000     $349,313
$ 500,000           $150,000     $200,000     $250,000     $300,000     $350,000     $388,125
$ 550,000           $165,000     $220,000     $275,000     $330,000     $385,000     $426,938
$ 600,000           $180,000     $240,000     $300,000     $360,000     $420,000     $465,750
$ 650,000           $195,000     $260,000     $325,000     $390,000     $455,000     $504,563
$ 700,000           $210,000     $280,000     $350,000     $420,000     $490,000     $543,375
$ 750,000           $225,000     $300,000     $375,000     $450,000     $525,000     $582,188
$ 800,000           $240,000     $320,000     $400,000     $480,000     $560,000     $621,000

----------

(1) Accrued benefits under all of these plans are reduced by the benefit that would have been received from the participant's social security covered compensation.

         The following table shows typical annual benefits for the SERP, based upon retirement in 2000 at age 62 and computed on the basis of straight life annuity for single participants and 100% joint and survivor annuity for participants who have been married at least one year. The remuneration specified in the table below includes the base salary and bonus as reported in the Summary Compensation Table.

                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN(1)

                                                 YEARS OF SERVICE
               -------------------------------------------------------------------------------------
REMUNERATION       15             20             25              30            35             40
               ----------     ----------     ----------     ----------     ----------     ----------
$  125,000     $   75,000     $   75,000     $   75,000     $   75,000     $   75,000     $   75,000
$  150,000     $   90,000     $   90,000     $   90,000     $   90,000     $   90,000     $   90,000
$  175,000     $  105,000     $  105,000     $  105,000     $  105,000     $  105,000     $  105,000
$  200,000     $  120,000     $  120,000     $  120,000     $  120,000     $  120,000     $  120,000
$  225,000     $  135,000     $  135,000     $  135,000     $  135,000     $  135,000     $  135,000
$  250,000     $  150,000     $  150,000     $  150,000     $  150,000     $  150,000     $  150,000
$  300,000     $  180,000     $  180,000     $  180,000     $  180,000     $  180,000     $  180,000
$  350,000     $  210,000     $  210,000     $  210,000     $  210,000     $  210,000     $  210,000
$  400,000     $  240,000     $  240,000     $  240,000     $  240,000     $  240,000     $  240,000
$  450,000     $  270,000     $  270,000     $  270,000     $  270,000     $  270,000     $  270,000
$  500,000     $  300,000     $  300,000     $  300,000     $  300,000     $  300,000     $  300,000
$  550,000     $  330,000     $  330,000     $  330,000     $  330,000     $  330,000     $  330,000
$  600,000     $  360,000     $  360,000     $  360,000     $  360,000     $  360,000     $  360,000
$  650,000     $  390,000     $  390,000     $  390,000     $  390,000     $  390,000     $  390,000
$  700,000     $  420,000     $  420,000     $  420,000     $  420,000     $  420,000     $  420,000
$  750,000     $  450,000     $  450,000     $  450,000     $  450,000     $  450,000     $  450,000
$  800,000     $  480,000     $  480,000     $  480,000     $  480,000     $  480,000     $  480,000
$  900,000     $  540,000     $  540,000     $  540,000     $  540,000     $  540,000     $  540,000
$1,000,000     $  600,000     $  600,000     $  600,000     $  600,000     $  600,000     $  600,000
$1,100,000     $  660,000     $  660,000     $  660,000     $  660,000     $  660,000     $  660,000
$1,200,000     $  720,000     $  720,000     $  720,000     $  720,000     $  720,000     $  720,000
$1,300,000     $  780,000     $  780,000     $  780,000     $  780,000     $  780,000     $  780,000
$1,400,000     $  840,000     $  840,000     $  840,000     $  840,000     $  840,000     $  840,000
$1,500,000     $  900,000     $  900,000     $  900,000     $  900,000     $  900,000     $  900,000

----------

(1) Applicable to Messrs. Garber, Hunt, McCarty and Seeliger. Accrued benefits under all of these plans are reduced by the benefit that would have been received from the participant's social security covered compensation and for amounts paid under the Pension Plans and the Equity Restoration Plan.

         As of January 1, 2001, the named executive officers who participate in our pension plans had the following credited years of service: Mr. Garber - 17 years; Mr. Hunt - 29 years; Mr. McCarty - 16 years; Mr. Moomjian - 25 years; and Mr. Seeliger - 37 years.

COMPENSATION OF DIRECTORS

         Effective July 1, 1997, the board adopted a policy under which we pay each non-employee director an annual retainer fee of $20,000 plus meeting fees of $2,000 for each board and committee meeting, other than telephonic meetings, attended by that director. We also pay each non-employee director a meeting fee of $500 for any board or committee telephonic meeting of one hour or longer and an additional $1,000 for each board meeting the director attends outside his or her country of residence. Each non-employee director who serves as a committee chairman receives an additional meeting fee of $1,000. During 2000, the board deleted the minimum one hour duration for the telephone meeting fee and approved a fee of $500 to committee chairmen for each substantive meeting or teleconference on committee business. We also reimburse our directors for travel, lodging and related expenses they may incur attending board and committee meetings. Effective January 1, 1999, non-employee directors may defer receipt of cash compensation for director service pursuant to a Deferred Compensation Plan adopted by the company in December 1998. Effective January 1, 2001, the annual retainer fee was increased to $25,000.

         We have also adopted a 1997 Non-Employee Directors Stock Option Plan, or the Director Plan. The Director Plan is designed to attract and retain the services of experienced and knowledgeable non- employee directors and to provide non-employee directors with a proprietary interest in our growth and performance. Awards under the Director Plan consist of a grant of stock options. The purchase price for the shares for which the option is exercised will be payable in full upon exercise, in cash. Alternatively, the compensation committee may permit payment of the purchase price by tender of ordinary shares, valued at "fair market value." During the term of the Director Plan, an aggregate of 286,250 ordinary shares will be available for awards granted wholly or partly in ordinary shares. We will not grant options under the Director Plan after June 2007, which is 10 years after our initial public offering of ordinary shares. The compensation committee is responsible for administration and interpretation of the Director Plan.

         As of December 31, 2000, we had granted an aggregate of 137,000 options to purchase our ordinary shares, net of canceled or expired options, under the Director Plan to eight non-employee directors who participated in the Director Plan. We granted these options at exercise prices ranging from $12.25 to $45.50 per ordinary share. Under the Director Plan, as amended, any new non-employee director will be granted a one-time award of a right to purchase 10,000 ordinary shares after their election to the board at the fair market stock price/value on the date of their election. Each non-employee director who continues in office immediately following the annual general meeting of shareholders in any year will automatically be granted an option to acquire 5,000 shares of ordinary shares. The board may increase the number of options granted, provided that a non-employee director cannot receive more than 22,000 options in any year. The price of shares that may be purchased upon exercise of an option is the fair market value of the ordinary shares on the date of the grant. Options that have been granted pursuant to the Director Plan are exercisable in installments of 33 1/3% upon each anniversary of the date of grant. We amended the Director Plan in 2000 to provide that vesting of options shall be as determined by the compensation committee and specified in the option award agreement. The term of each option is for a period not exceeding 10 years from the date of grant.

         In the event of a change in control, all outstanding stock options will become vested and immediately exercisable and will remain exercisable until the earlier of the expiration of their term or the first anniversary of the change in control. In addition, we may cash out options upon a change in control. These provisions regarding the effects of a change in control are substantially the same as the provisions regarding change in control set forth in the severance plans described below.

         If the 2001 Long Term Incentive Plan is approved, we will grant future awards to non-employee directors under the 2001 Long-Term Incentive Plan, and we will not make any future awards under the 1997 Non-Employee Director Option Plan. For a description of the terms of the 2001 Long Term Incentive Plan, see "Proposal 2 - Approval of the 2001 Long Term Incentive Plan."

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The compensation committee is responsible for determining the compensation of our executive officers, including the named executive officers, Messrs. Garber, Hunt, McCarty, Seeliger and Moomjian. In making its determinations, the compensation committee relies on input from an independent compensation consultant and reviews decisions with all non-employee directors who constitute a majority of the board of directors as appropriate. Three compensation committee meetings were held during 2000.

         COMPENSATION PHILOSOPHY. Our executive compensation program reflects the philosophy that executives' rewards should be structured to closely align their interests with those of our shareholders. The program emphasizes pay-for-performance and stock-based incentives, and extends these concepts beyond the executive officers to other employees in the interests of motivation, teamwork and fairness. Annual operating cash flow and return on capital employed ("ROCE") are the measures of short-term financial success and performance is rewarded through the AIP. Shareholder value (as indicated by stock-price appreciation) is the long-term measure and is rewarded through stock options, which are currently the sole form of long-term incentive compensation.

         Compensation surveys and external competitiveness are used in tests for reasonableness, but company and individual performance are the primary determinants of individual pay amounts. The primary competitive market, considered to be other major oil-drilling companies of similar market value, size, operating complexity and growth potential, is taken into consideration so that we can compete for the best talent in our industry segment. This includes some but not all of the companies that are part of the competitor group index used for comparisons of total shareholder return included in this proxy statement under "Comparison of Five Year Cumulative Total Return among Santa Fe International Corporation, S&P 500 Market Index and Peer Group." Grants of restricted stock are also made periodically for special recognition, retention and recruiting.

         PROGRAM OVERVIEW. The elements of our executive compensation program in 2000 consisted of base salaries, annual cash incentive payments (under the AIP), stock options (under the LTIP) and benefits. The mix of compensation for executive officers is weighted more heavily toward performance- based incentives rather than base salaries as position level increases.

         BASE SALARIES. The base salaries for the named executive officers are reviewed annually and periodically adjusted to reflect the competitive market and individual responsibilities, experience, leadership and contributions to our success. In 2000, Messrs. Hunt and Moomjian received annual merit- related base salary increases of approximately 5% reflecting the compensation committee's subjective assessment of these factors. Messrs. McCarty and Seeliger received larger increases, of 29% and 42% respectively, reflecting both merit and promotions to higher level positions. Mr. Garber's increase was for 28%, reflecting annual merit and a special adjustment to better align him with the competitive market. The compensation committee believes that current base salaries for each of the named executive officers generally are in the median range for comparable positions, which is in accordance with our pay-for-performance philosophy.

         ANNUAL INCENTIVES. The AIP is a goal-driven plan where participants, including all of the named executive officers, have the opportunity to earn annual cash bonuses in relating to specified target award levels defined as percentages of base salaries. The individual target awards correspond to 100% goal achievement. They are intended to result in approximately median comparable position total annual compensation when combined with our salaries.

         AIP awards for each of the named executive officers are determined 70% based on company- wide annual financial performance, and 30% based on annual strategic and individual performance. Goals for both components are set at the beginning of the year and agreed to by the compensation committee. Company financial performance measures are operating cash flow and ROCE. They are weighted 70% and 30%, respectively, of our financial component. The goal for operating cash flow is based on an internal business-plan projection. The goal for ROCE is based on relative performance versus industry peers, with a 65th-percentile return to earn a target pay out. Strategic goals are set individually for each participant.

         In 2000, the company was slightly below its operating cash flow goal while exceeding its ROCE goal. All of the named executive officers generally met or exceeded their strategic and individual objectives.

         STOCK OPTIONS. Stock options are normally granted on an annual schedule. They have 10-year terms and become vested in cumulative installments of 50% at the end of two years, and 25% annually at the end of each of the next two years.

         To determine the size of individual option grants, the compensation committee begins by establishing a total pool of shares that is consistent with the median total shares granted by industry peers in relation to total outstanding company shares. The compensation committee next allocates a percentage of the pool to each of the named executive officers that approximates the median proportionate individual allocations of total shares granted to comparable positions at peer companies. Individual grants are then varied above and below the initial allocations based on the compensation committee's evaluation of individual performance, past grant history and other relevant factors. The compensation committee believes that the 2000 option grants for the named executive officers generally are in the median competitive range in relation to total shares granted by comparable companies. Further, the compensation committee believes that the total shares granted to all employees are also in the median competitive range of total shares granted by comparable companies in relation to total outstanding company shares. The compensation committee intends to continue to use stock options in future years to provide key employees with competitive long-term incentive compensation opportunities, without creating excessive potential share dilution.

         CHIEF EXECUTIVE OFFICER COMPENSATION. The compensation committee believes that Mr. Garber's base salary approximates the competitive median for comparable positions. Mr. Garber's annual incentive award was $361,000 for 2000 performance, reflecting our financial performance for the year and his leadership in accomplishing strategic and individual objectives. These include development of future company growth and investment plans, continued upgrading of our fleet on advantageous terms to shareholders, and successful execution of a significant secondary stock offering. The compensation committee also awarded Mr. Garber a regular annual stock option grant of 150,000 shares, that reflects median competitive practice based on the previously described methodology.

         COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million to a company's chief executive officer or any of the four most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. The compensation committee believes that stock options granted under the 1997 Long-Term Incentive Plan will qualify as performance-based compensation. Meanwhile, the compensation committee determined not to qualify annual incentive awards under the AIP as performance-based compensation qualifying for exemption under Section 162(m) in 2000 because the tax benefits would not be material in relating to the flexibility that would be lost in administering compensation for the named executive officers. The compensation committee's future intention is to comply with Section 162(m) to maximize tax deductibility to the extent compatible with our compensation philosophy and strategic goals.

                               FERDINAND A. BERGER
                                RICHARD N. HAASS
                                 NADER H. SULTAN
                                ROBERT E. WYCOFF

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
DECISIONS

         None of the members of the compensation committee of the board of directors who served during the fiscal year ended December 31, 2000 is an officer or employee of our company. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our company's compensation committee.

         Nader H. Sultan, a member of our compensation committee, serves as Chief Executive Officer and a director of Kuwait Petroleum Corporation and serves as a director of SFIC Holdings (Cayman), Inc. For a description of the relationship among our company, Kuwait Petroleum Corp. and SFIC Holdings (Cayman), Inc., see "Certain Relationships and Related Transactions."

SEVERANCE AGREEMENTS

         EMPLOYEE SEVERANCE PROTECTION PLAN. We have a 1997 Employee Severance Protection Plan, or the Employee Severance Plan, to retain the services of our employees if there is an unsolicited takeover of our company or a threat of a change in control of our company. The Employee Severance Plan is intended to ensure the continued dedication and efforts of our employees in those events without undue concern for their personal financial and employment security. The Employee Severance Plan covers all full-time U.S.-based payroll employees, as defined in the plan. Severance is only payable if we terminate employment other than for "cause" or if the employee voluntarily terminates for "good reason," each as defined in the plan, within a specified period following a change in control. A participant will also receive severance if we terminate the employee without "cause" or for "good reason" at the request or direction of the third party involved in the change in control or otherwise in connection with or in anticipation of a change in control.

         EXECUTIVE SEVERANCE AGREEMENTS. Beginning in 1999, we entered into executive severance protection agreements with some of our officers to supplement the provisions of our Employee Severance Plan to insure the continued dedication and efforts of our executives. The executive severance agreements provide benefits supplemental to and instead of the Employee Severance Plan in the event of termination of employment, other than for "cause," or voluntary termination for "good reason" following a change in control of our company, each as defined in the Employee Severance Plan, within two years following a change in control. The benefits that apply when there is a change in control and termination of the executive's employment include:

         o severance compensation based upon three times annual salary and bonus under our Annual Incentive Compensation Plan;

         o        a gross-up for any applicable excise tax;

         o extension of welfare benefits for three years or until employment affording such benefits is secured; and

         o an addition of three years service time and three years age for purposes of calculating the executive's pension plan benefits.

         In consideration for this supplemental severance protection, the executive severance agreements contain a one year worldwide non-compete provision, confidentiality undertakings and provisions limiting the application of "good reason" in respect of a relocation to another office of our company or of our successor. As of February 28, 2001, we had entered into executive severance agreements with fourteen of our officers, including each of the executive officers named in "Executive Compensation".

         DEFINITION OF CHANGE IN CONTROL. A "change in control" under all of our benefit plans is generally deemed to occur:

         o if any "person," as defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, is or becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of our securities representing 20% or more of the combined voting power of our then outstanding securities;

         o if, during any period of two consecutive years, individuals who at the beginning of such period constitute our board of directors cease for any reason to constitute at least a majority of the board, unless the election or nomination for the election by our shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

         o upon consummation of a merger, consolidation or similar event, if our equity holders before the transaction have beneficial ownership of less than 50% of the combined voting power of the surviving entity;

         o upon any sale, disposition or similar transaction of 50% or more of our assets or earning power or business operations which generate a majority of the consolidated revenues;

         o        upon our liquidation; or

         o upon consummation of a merger of equals or similar event, if our equity holders before the transaction have beneficial ownership of less than 55% of the combined voting power of the surviving entity or such greater percentage as may be approved by our board

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         To the company's knowledge, based solely on a review of the copies of reports furnished to the company and, in certain instances, written representations that no additional reports were required, during the year ended December 31, 2000, all of the company's executive officers, directors and holders of more than 10% of its common stock timely filed all reports required by Section 16(a) of the Securities Exchange Act of 1934.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    AMONG SANTA FE INTERNATIONAL CORPORATION,
                       S&P 500 MARKET INDEX AND PEER GROUP

         Set forth below is a line graph comparing the total return(1) on our ordinary shares with the cumulative total return of the S&P 500 Market Index and the Peer Group, resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, for the period beginning on June 10, 1997, the date that the company's ordinary shares began trading on the New York Stock Exchange, and ending on December 31, 2000. The stock performance graph is not necessarily indicative of future price performance.


CUMULATIVE VALUE OF $100 INVESTMENT


             COMPARISON OF THREE AND A HALF YEAR TOTAL RETURN AMONG
     SANTA FE INTERNATIONAL CORP, THE S&P 500 MARKET INDEX, AND PEER GROUP
                       JUNE 10, 1997 - DECEMBER 29, 2000


                                    [CHART]


                                                       DECEMBER 31,        DECEMBER 31,        DECEMBER 31,        DECEMBER 29,
                                  JUNE 10, 1997            1997                1998                1999                2000
                                 ---------------     ---------------     ---------------     ---------------     ---------------
Peer Group(2)                    $        100.00     $        128.70     $         49.70     $         88.30     $        126.50
S&P 500                          $        100.00     $        113.30     $        146.10     $        177.00     $        161.20
Santa Fe International Corp.     $        100.00     $        127.50     $         45.70     $         82.00     $        102.00

----------

(1) Total return assuming reinvestment of dividends. Assumes $100 invested on June 10, 1997, the date on which our ordinary shares began trading on the New York Stock Exchange, in our ordinary shares, the S&P 500 Market Index and a competitor group index.

(2) In accordance with SEC rules, we elected to select a group of peer companies on an industry basis for comparison purposes. The competitor group is composed of nine industry participants: Diamond Offshore Drilling, Inc., Global Marine Inc., Noble Drilling Corporation, R&B Falcon Corporation, Transocean Sedco Forex Inc., ENSCO International Inc., Marine Drilling Companies, Inc., Pride International, Inc. and Rowan Companies, Inc. On January 31, 2001, after the date of this comparison, Transocean Sedco Forex Inc. merged with R&B Falcon Corporation. Total return calculations were weighted according to the respective company's market capitalization.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information with respect to the number of ordinary shares beneficially owned as of January 31, 2001, by (1) each person who is known by us to be a beneficial owner of more than 5% of our ordinary shares, (2) each of our executive officers named in "Executive Compensation" above, (3) each of our directors, and (4) all executive officers and directors as a group. Except as indicated in the footnotes to the table below, each entity or group named in the table has sole voting and investment power with respect to all ordinary shares shown as beneficially owned by it.

         We determine beneficial ownership in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we deem outstanding shares subject to options, warrants and securities convertible into ordinary shares to be held by that person if the options, warrants or conversion rights are currently exercisable or exercisable within 60 days. Except as we indicate in the footnotes to this table, we believe that each shareholder named in the table has sole voting and investment power for the shares set forth opposite that shareholder's name, except to the extent shared by a spouse under applicable law.



                                                                      NUMBER OF
                 IDENTITY OF PERSON OR GROUP                       SHARES OWNED(1)       PERCENT OF CLASS
------------------------------------------------------------       ---------------       ----------------

Executive Officers and/or Directors:


Gordon M. Anderson .........................................              57,333                    0.0%
C. Stedman Garber, Jr ......................................             178,782                    0.2%
Khaled R. Al-Haroon ........................................               4,333                    0.0%
Ferdinand A. Berger(2) .....................................              24,500                    0.0%
Stephen J. Solarz ..........................................               1,332                    0.0%
Nader H. Sultan(3) .........................................               7,000                    0.0%
Maha A. R. Razzuqi .........................................               3,333                    0.0%
Robert E. Wycoff ...........................................               8,000                    0.0%
Roger B. Hunt ..............................................              42,632                    0.0%
Seals M. McCarty ...........................................              32,028                    0.0%
Tom L. Seeliger ............................................              30,568                    0.0%
Cary A. Moomjian, Jr.(4) ...................................              40,588                    0.0%

Directors and executive officers as a group
(12 persons) ...............................................             430,429                    0.4%

Five Percent Shareholders:

SFIC Holdings (Cayman), Inc. ...............................          43,500,000(5)                37.7%
Two Lincoln Centre
5420 LBJ Freeway, Suite 1100
Dallas, TX 75240

Massachusetts Financial Services  Company ..................          11,655,995(6)                10.1%
500 Boylston Street
Boston, MA


------------------------------------------------
         (footnotes on following page)

(1) Includes the following shares which may be acquired within 60 days of January 31, 2001 upon the exercise of options: Mr. Anderson - 16,333; Mr. Garber - 150,738; Mr. Al-Haroon - 4,333; Mr. Berger - 7,000; Mr. Solarz - 1,332; Mr. Sultan - 7,000; Ms. Razzuqi - 3,333; Mr. Wycoff - 7,000; Mr. Hunt - 34,688; Mr. McCarty - 25,313; Mr. Seeliger - 23,063;
         and Mr. Moomjian - 25,313.

(2) Does not include 800 shares held of record by the spouse of Mr. Berger. Mr. Berger disclaims beneficial ownership of such 800 shares.

(3) Does not include 43,500,000 shares over which Mr. Sultan has the authority to cast votes on behalf of SFIC Holdings (Cayman), Inc. at the annual general meeting. Mr. Sultan disclaims beneficial ownership of such 43,500,000 shares.

(4) Includes 250 shares held by Mr. Moomjian's spouse in a custodial account for the benefit of a minor child.

(5) As reported in Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 12, 2001 by SFIC Holdings (Cayman), Inc. and Kuwait Petroleum Corporation. SFIC Holdings (Cayman), Inc. is a wholly-owned subsidiary of Kuwait Petroleum Corporation.

(6) As reported in a Schedule 13G filed with the Securities and Exchange Commission on December 18, 2000 by Massachusetts Financial Services Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         This section describes some transactions among Kuwait Petroleum Corporation, SFIC Holdings (Cayman), Inc. and our company. As of January 31, 2001, Kuwait Petroleum Corporation, through SFIC Holdings (Cayman), Inc., owned approximately 37.7% of the outstanding ordinary shares. Kuwait Petroleum Corporation, through SFIC Holdings (Cayman), Inc., is able to significantly influence the management and affairs of our company and all matters requiring shareholder approval, including the election of our board of directors and significant corporate transactions. Although Kuwait Petroleum Corporation has not exercised all of the rights offered to it under the intercompany agreement and our articles of association, so long as it remains a significant indirect shareholder, it plans to monitor its investment in us, and, if and when appropriate, exercise of its rights under the intercompany agreement and our articles of association. Because Kuwait Petroleum Corporation controlled us at the time we entered into these agreements, these transactions and arrangements were not the result of arm's-length negotiations. For a description of these rights, see "-- Related Party Agreements."

         While Kuwait Petroleum Corporation has from time to time advised us that it intends to sell its remaining holdings in our ordinary shares, Kuwait Petroleum Corporation may decide to sell only a portion of the ordinary shares it beneficially owns or may continue to hold those ordinary shares. It is expected that Kuwait Petroleum Corporation will make future sales of our ordinary shares at times and in a manner consistent with its evaluation of price levels and market conditions and the maintenance of an orderly market for our ordinary shares. These transactions may include private sales or public offerings through underwriters, dealers or agents, or a combination of any of these.

CONTRACT DRILLING SERVICES

         We provide contract drilling and associated services in Kuwait to the Kuwait Oil Company (K.S.C.), also referred to as KOC, a subsidiary of Kuwait Petroleum Corporation. We also provide contract drilling services in the Kuwait-Saudi Arabia Partitioned Neutral Zone of which the State of Kuwait is a beneficiary. We perform services under drilling contracts that have terms and conditions and rates of compensation that are materially approximate to the terms and conditions and rates of compensation that are customarily included in our arm's-length contracts of a similar nature. In connection with these drilling contracts, KOC provides us rent-free use of land and maintenance facilities. KOC has committed to continue providing this use to us, if the maintenance facilities are available, through the current March 2001 term of the drilling contracts and extensions thereof as may be agreed. As part of our drilling business in Kuwait, we have an agency agreement with a subsidiary of Kuwait Petroleum Corporation which obligates us to pay an agency fee based on a percentage of revenues. We believe the terms of this agreement are more favorable to us than the terms that could be obtained with an unrelated third party in an arm's-length negotiation. The value of these favorable terms and the proposed fee increase are currently immaterial to our results of operations.

         We earned revenues from Kuwait Petroleum Corporation affiliated companies in the ordinary course of business of $59.6 million for the year ended December 31, 2000. We paid agency fees to a subsidiary of Kuwait Petroleum Corporation of approximately $0.6 million during the year ended December 31, 2000. We had accounts receivable from Kuwait Petroleum Corporation affiliated companies of $11.0 million at December 31, 2000.

RELATED PARTY AGREEMENTS

         The following is a description of the material terms and provisions of our memorandum of association and our articles of association and of our agreements with SFIC Holdings (Cayman), Inc. and Kuwait Petroleum Corporation.

         INTERCOMPANY AGREEMENT

         In connection with our initial public offering, we entered into an intercompany agreement with SFIC Holdings (Cayman), Inc. and Kuwait Petroleum Corporation. Some of the provisions of the intercompany agreement are summarized below. As used in this proxy statement, "Kuwait Petroleum Corporation affiliated group" means Kuwait Petroleum Corporation and its affiliates, including SFIC Holdings (Cayman), Inc., other than us and our subsidiaries.

         INDEMNIFICATION. SFIC Holdings (Cayman), Inc. maintained a liability payment fund consisting of cash and cash equivalents which we have used to satisfy liabilities, including tax liabilities incurred by our former non-drilling subsidiaries on or before March 31, 1997. The intercompany agreement provided that all amounts paid to claimants to satisfy those liabilities, whether by settlement, judgment or award, including claimants' attorneys' fees, would be paid by SFIC Holdings (Cayman), Inc. from the liability payment fund. The intercompany agreement also provided that we would pay all internal and external costs and fees, including attorneys' fees, associated with the management and resolution of those liabilities. Under the original terms of the agreement, if any amount remained in the liability payment fund at March 31, 2002, SFIC Holdings (Cayman), Inc. would liquidate the fund by paying us the first $10.0 million of that amount and 50% of any remaining balance. After the earlier of the date the liability fund is liquidated or the date when all funds in the liability fund have been spent, SFIC Holdings (Cayman), Inc. would have no further responsibility to pay those liabilities, and we would be responsible for payment of those liabilities and the costs and expenses to resolve those liabilities. We would also indemnify the Kuwait Petroleum Corporation affiliated group for these costs, fees and liabilities.

         Under the terms of the intercompany agreement, we indemnify the Kuwait Petroleum Corporation affiliated group against claims by third parties based on, or taxes arising from:

         o the ownership of the assets or the operation of our business or of our subsidiaries;

         o        any of our other activities or those of our subsidiaries;

         o any guaranty or similar agreement by the Kuwait Petroleum Corporation affiliated group provided to any person concerning any of our obligations or obligations of our subsidiaries; and

         o        other specified matters.

In addition, we indemnify the Kuwait Petroleum Corporation affiliated group against certain potential civil liabilities, including liabilities under the U.S. federal securities laws, relating to misstatements in or omissions from any registration statement or report that we file under the U.S. federal securities laws. SFIC Holdings (Cayman), Inc. agreed to indemnify us and our subsidiaries against losses based on the ownership or operation of the assets or properties or the operation or conduct of the business of SFIC Holdings (Cayman), Inc. and its subsidiaries on or after March 31, 1997.

         Effective December 26, 2000, we entered into an amendment of the intercompany agreement with SFIC Holdings (Cayman), Inc. and the Kuwait Petroleum Corporation for early liquidation of the liability payment fund. Pursuant to this agreement, we received $24.7 million of the $38.9 million that remained in the fund and SFIC Holdings (Cayman), Inc. retained $14.2 million. Under the terms of the agreement, SFIC Holdings (Cayman), Inc. will have no further responsibility to pay those liabilities previously payable from the liability payment fund and we will be responsible for payment of those liabilities and the costs and expenses of resolving those liabilities. We also will indemnify SFIC Holdings (Cayman), Inc. and the Kuwait Petroleum Corporation affiliated group for these liabilities, costs and expenses.

         The financial liabilities we assumed on December 26, 2000 upon amendment to the intercompany agreement relate to various claims including environmental waste disposal site remediation, civil and tax liabilities. We have established a reserve of $9.3 million in respect of said liabilities, and we believe the reserve is adequate to provide for those liabilities. In the opinion of our management, based upon information presently available, the ultimate resolution of these liabilities will not have a material adverse effect on our financial condition or results of operations.

         CONSENT OF SFIC HOLDINGS (CAYMAN), INC. TO CERTAIN EVENTS. The intercompany agreement provides that until the later to occur of (1) the date on which members of the Kuwait Petroleum Corporation affiliated group cease to own at least 25% of the outstanding ordinary shares, and (2) the date on which members of the Kuwait Petroleum Corporation affiliated group cease to own at least 25% of our outstanding voting shares, the prior consent of SFIC Holdings (Cayman), Inc. generally will be required for:

         o        an asset disposition by us in excess of $50.0 million;

         o        the issuance of equity securities by us;

         o the incurrence of indebtedness by us above $250.0 million on a consolidated basis; and

         o        a change in our corporate domicile.

Analogous provisions are contained in our articles. Under this arrangement, consents may be requested from time to time. If SFIC Holdings (Cayman), Inc. does not respond within 30 days after receipt of our written notice requesting consent to a proposed action, then the consent will be deemed to have been given by SFIC Holdings (Cayman), Inc. to us. Pursuant to the intercompany agreement and our articles, SFIC Holdings (Cayman), Inc. has consented to the issuance of additional shares to accommodate the proposed amendment to the 1997 Employee Share Purchase Plan and the proposed 2001 Long Term Incentive Plan.

         REGISTRATION RIGHTS. We have granted to the Kuwait Petroleum Corporation affiliated group demand and "piggyback" registration rights for our equity securities that it owns. Under the demand registration rights, the Kuwait Petroleum Corporation affiliated group may, at any time, request that we register under the U.S. federal securities laws any or all ordinary shares held by the Kuwait Petroleum Corporation affiliated group whenever it wishes to sell ordinary shares in a transaction it reasonably expects will yield gross proceeds of at least $250.0 million. We have agreed to use our best efforts to effect any demand registrations requested by the Kuwait Petroleum Corporation affiliated group. We also agreed to register under the U.S. federal securities laws a specified amount of ordinary shares held by the Kuwait Petroleum Corporation affiliated group when we initiate other registrations of our equity securities on our own behalf or on behalf of any of our other shareholders. These registration rights are transferable by the Kuwait Petroleum Corporation affiliated group. We have agreed to pay all costs and expenses in connection with each of these registrations, except underwriting discounts and commissions applicable to the equity securities sold by the Kuwait Petroleum Corporation affiliated group and its transferees. The intercompany agreement also contains specified restrictions on the ability of the Kuwait Petroleum Corporation affiliated group to exercise its demand and piggyback registration rights. In addition, the intercompany agreement contains customary terms and provisions about registration procedures and indemnification for damages arising from our registration of ordinary shares.

         In May 2000, pursuant to the registration rights in the intercompany agreement, SFIC Holdings (Cayman), Inc. delivered notice to us requesting that we file a registration statement with the Securities and Exchange Commission to register the resale of up to 34,540,000 ordinary shares. SFIC Holdings (Cayman), Inc. sold 30 million ordinary shares on July 3, 2000 in an underwritten offering pursuant to the registration statement. On July 31, 2000, SFIC Holdings (Cayman), Inc. sold an additional 1 million ordinary shares pursuant to the exercise of the overallotment option by the underwriters. We did not receive any proceeds from this offering. In accordance with the terms of the registration rights agreement, we paid all expenses of this offering other than SFIC Holdings (Cayman), Inc.'s underwriting discounts and commissions. The aggregate amount of the expenses paid by us was approximately $1.9 million.

         OTHER PROVISIONS. Until the end of the first Kuwait Petroleum Corporation fiscal year in which the Kuwait Petroleum Corporation affiliated group owns less than 25% of the outstanding ordinary shares and less than 25% of our outstanding voting shares, we have agreed to furnish extensive financial information to SFIC Holdings (Cayman), Inc., including some information before it becomes publicly available. So long as the Kuwait Petroleum Corporation affiliated group owns at least 10% of the outstanding ordinary shares or 10% of our outstanding voting shares, we have agreed to discuss our affairs, finances and accounts with SFIC Holdings (Cayman), Inc. and to permit SFIC Holdings (Cayman), Inc. to inspect our properties, corporate books, and financial and other records.

         MANAGEMENT SERVICES AGREEMENT

         We also have entered into a management services agreement with SFIC Holdings (Cayman), Inc. to provide asset management services, general and administrative services and liability management and resolution services to SFIC Holdings (Cayman), Inc., our former non-drilling subsidiaries and the inactive subsidiaries of SFIC Holdings (Cayman), Inc. The management services agreement authorizes us to resolve the liabilities of our former non-drilling subsidiaries described under "Intercompany Agreement" using the liability payment fund. Although SFIC Holdings (Cayman), Inc. retains the right to reduce or expand the scope of services to be performed by us under the management services agreement, our liability management and resolution services may not be reduced or terminated. The management services agreement also provides for payment of an initial asset management fee to us of $173,000 per year as well as reimbursement of out-of-pocket costs in respect of asset management services, subject to negotiation on an annual basis and on any reduction in or expansion of the scope of the services we provide. By mutual agreement, the asset management fee was discontinued effective January 1, 2000. We pay all internal and external costs and fees, including attorneys' fees, associated with our liability management and resolution services and all internal and external costs and fees associated with the provision of general and administrative services under the management services agreement. We believe these costs and fees have not been and will not be material.

         CHARTER PROVISIONS RELATING TO CORPORATE OPPORTUNITIES AND INTERESTED DIRECTORS

         Our board of directors currently includes three persons who are also directors or officers of SFIC Holdings (Cayman), Inc. or Kuwait Petroleum Corporation. As a result, our directors who are also directors or officers of Kuwait Petroleum Corporation or SFIC Holdings (Cayman), Inc. may be faced with conflicts of interest. Potential conflicts of interest exist or could arise in the future for these directors in a number of areas, including our contract drilling activities in Kuwait and our other business relationships with Kuwait Petroleum Corporation subsidiaries.

         To address potential conflicts of interest between us and the Kuwait Petroleum Corporation affiliated group, our articles of association contain provisions regulating and defining the conduct of our affairs involving the Kuwait Petroleum Corporation affiliated group and their directors and officers. In general, these provisions recognize that we and the Kuwait Petroleum Corporation affiliated group may engage in the same line of business and have an interest in the same areas of corporate opportunities. These provisions also recognize that we and the Kuwait Petroleum Corporation affiliated group will continue to have contractual and business relations with each other, including the service of directors and officers of the Kuwait Petroleum Corporation affiliated group as our directors.

         Our articles of association provide that the Kuwait Petroleum Corporation affiliated group will have no duty to refrain from engaging in our lines of business, and they may do business with any of our customers or employ any of our employees. The articles of association also provide that the Kuwait Petroleum Corporation affiliated group is not under any duty to present any corporate opportunity to us that may be a corporate opportunity for both the Kuwait Petroleum Corporation affiliated group and us.

         When corporate opportunities are offered to persons who are directors or officers of us and of the Kuwait Petroleum Corporation affiliated group, our articles of association provide that the directors or officers will not be liable to us or to our shareholders if members of the Kuwait Petroleum Corporation affiliated group pursue the corporate opportunities for themselves or do not present the corporate opportunities to us as long as the directors or officers act in a manner consistent with a policy that provides for allocation based principally on the capacities in which the director or officer is offered the opportunity. However, the directors or officers may be liable to us or our shareholders if they engaged in willful default or fraud in not presenting the corporate opportunities to us.

         The articles of association also provide that no arrangement between us and the Kuwait Petroleum Corporation affiliated group or another related party will be voidable, and no liability will be imposed, solely because a member of the Kuwait Petroleum Corporation affiliated group is a party thereto, or solely because any directors or officers who are related parties are present at, participate in or vote regarding, the authorization of the arrangement as long as the material facts as to the arrangement are disclosed to our board of directors or the holders of the ordinary shares who approve the arrangement. However, the directors or officers may be liable to us or our shareholders if they engaged in willful default or fraud in voting on arrangements between us and the Kuwait Petroleum Corporation affiliated group.

         The affirmative vote of a two-thirds majority of the shares entitled to vote and voting at a meeting of shareholders is required to amend the articles of association. This majority is required to amend the provisions of our articles of association on corporate opportunity and interested directors described above and the provisions requiring the consent of SFIC Holdings (Cayman), Inc. to corporate actions described in "-- Intercompany Agreement -- Consent of SFIC Holdings (Cayman), Inc. to Certain Events." So long as the Kuwait Petroleum Corporation affiliated group controls more than one third of this voting power, it can prevent this type of amendment.

                                     GENERAL

         The Annual Report to Shareholders for the year ended December 31, 2000 (including the Annual Report on Form 10-K) is enclosed with this proxy statement. The Annual Report does not form any part of the material for the solicitation of proxies.

         A proposal or director nomination to be presented by a shareholder at our 2002 annual general meeting of shareholders must be received by us at our principal executive offices no later than November 30, 2001 to be considered for inclusion in our proxy statement for that meeting. Pursuant to our articles of association, if a shareholder desires to submit a proposal or nominate persons for election as directors at our 2002 annual general meeting of shareholders, our secretary must receive written notice of such intent (which notice must set forth the information required by our articles of association) not later than March 16, 2002.


                                 OTHER BUSINESS

         Management knows of no other matter that will come before the annual general meeting. However, if other matters do come before the meeting, the proxy holders will vote in accordance with their best judgment.



March 19, 2001                    By Order of the Board of Directors,



                                  /S/ GORDON M. ANDERSON
                                  Gordon M. Anderson
                                  Chairman of the Board



                                  /S/ C. STEDMAN GARBER, JR.
                                  C. Stedman Garber, Jr.
                                  President and Chief Executive Officer

                                    EXHIBIT A

                       SANTA FE INTERNATIONAL CORPORATION

                          2001 LONG-TERM INCENTIVE PLAN


                     SECTION 1. GENERAL PROVISIONS RELATING
                    TO PLAN GOVERNANCE, COVERAGE AND BENEFITS

         1.1 PURPOSE. The purpose of the Santa Fe International Corporation 2001 Long-Term Incentive Plan (the "PLAN") is to foster and promote the long-term financial success of Santa Fe International Corporation (the "COMPANY") and materially increase the value of the equity interests in the Company by: (a) encouraging the long-term commitment of selected Employees and Non-Employee Directors (defined in Section 1.2 below), (b) motivating superior performance of Employees and Non-Employee Directors by means of long-term performance related incentives, (c) encouraging and providing Employees and Non-Employee Directors with a formal program for obtaining an ownership interest in the Company, (d) attracting and retaining outstanding Employees and Non- Employee Directors by providing incentive compensation opportunities competitive with other major companies and (e) enabling participation by Employees and Non-Employee Directors in the long-term growth and financial success of the Company. The Plan provides for payment of various forms of incentive compensation and, accordingly, is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly. This Plan is effective upon approval by the shareholders of the Company (the "EFFECTIVE TIME").

         1.2 DEFINITIONS. The following terms shall have the meanings set forth below:

                  (a) AWARD AGREEMENT. The written agreement entered into between the Company and the Grantee pursuant to which an Incentive Award shall be made under the Plan.

                  (b) BOARD. The Board of Directors of the Company or its designee, who will have overall responsibility for administering all aspects of the Plan.

                  (c) CODE. The Internal Revenue Code of 1986, as amended.

                  (d) COMMITTEE. The Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan, each member of which shall comply with the requirements of Rule 16b-3 of the Exchange Act and, shall be "outside directors" within the meaning of Section 162(m) of the Code. The Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise. In the absence of a Committee, reference thereto shall be to the Board.

                  (e) COMMON STOCK. The Company's Ordinary Shares par value $0.01 per share (or, if issued, common stock), which the Company is authorized to issue or may in the future be authorized to issue.

                  (f) COMPANY. Santa Fe International Corporation and any successor corporation.

                  (g) DISABILITY. Any complete and permanent disability as defined in Section 22(e)(3) of the Code and determined in accordance with the procedures set forth in the regulations, thereunder.

                  (h) EMPLOYEE. Any common-law employee of the Company or any Parent or Subsidiary, who, in the opinion of the Committee, is one of a select group of executive officers, other officers or other key management personnel of the Company or any Parent or Subsidiary.

                  (i) EMPLOYER. The Company or any Parent or Subsidiary which employs an Employee.

                  (j) EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.

                  (k) FAIR MARKET VALUE. The closing sales price of the Common Stock on the composite tape, as published in the Wall Street Journal, of the principal national securities exchange on which the Common Stock is listed or admitted to trade, on the relevant date for valuation, or, if there is no trading of the Common Stock on such date, then the closing price of the Common Stock as quoted on such composite tape on the next preceding date on which there was trading in such shares. If the shares of Common Stock are not listed on a national securities exchange, the Fair Market Value of the Stock shall be established by the Committee or as reported by such other referenced market as the Committee may designate, at such time for purposes of this Plan.

                  (l) GRANTEE. Any Employee or Non-Employee Director who in the opinion of the Committee performs significant services for the benefit of the Company and who is granted an Incentive Award under the Plan.

                  (m) INCENTIVE AWARD. Any incentive award, individually or collectively, as the case may be, including any Option, Tandem SAR, Stand-alone SAR, Restricted Stock Award, Restricted Stock Unit, Performance Unit, Performance Share, or Stock Bonus, granted to an Employee or Non-Employee Director under the Plan. Notwithstanding the common use of the term Grantee, Non-Employee Directors shall be eligible to receive only those types of Incentive Awards indicated in Section 5.

                  (n) INCENTIVE STOCK OPTION. A stock option which is intended to qualify as an Incentive Stock Option under Section 422 of the Code and which shall be granted by the Committee to an Employee under the Plan.

                  (o) INTERCOMPANY AGREEMENT. The Intercompany Agreement dated as of June 9, 1997 by and between the Company, SFIC Holdings (Cayman), Inc. and the Kuwait Petroleum Corporation, as it may be amended from time to time.

                  (p) NON-EMPLOYEE DIRECTOR. Any member of the Board who is not an employee of the Company or any Parent or Subsidiary.

                  (q) NON-QUALIFIED STOCK OPTION. A stock option granted by the Committee to a Grantee under the Plan, which shall not qualify as an Incentive Stock Option.

                  (r) OPTION. A Non-Qualified Stock Option or Incentive Stock Option granted under the Plan.

                  (s) PARENT. Any corporation (whether now or hereafter existing) which constitutes a "parent" of the Company, as defined in Section 424(e) of the Code, and, except with respect to Incentive Stock Options, any other entity that beneficially owns an equity interest in the Company representing at least 50% of the Company's outstanding voting securities.

                  (t) PERFORMANCE PERIOD. A period of time determined by the Committee over which performance is measured for the purpose of determining a Grantee's right to and the payment value of any Performance Units or Performance Shares.

                  (u) PERFORMANCE SHARE OR PERFORMANCE UNIT. An Incentive Award representing a contingent right to receive cash or shares of Common Stock (which may be Restricted Stock) at the end of a Performance Period and which, in the case of Performance Shares, is denominated in Common Stock, and, in the case of Performance Units, is denominated in cash values.

                  (v) PLAN. Santa Fe International Corporation 2001 Long-Term Incentive Plan, as hereinafter amended from time to time.

                  (w) RESTRICTED STOCK. Shares of Common Stock issued or transferred to a Grantee subject to the restrictions set forth in Section 3.3 hereof.

                  (x) RESTRICTED STOCK AWARD. An authorization by the Committee to issue or transfer Restricted Stock to a Grantee.

                  (y) RESTRICTED STOCK UNIT. A bookkeeping entry which serves as a unit of measurement relative to a share of Common Stock for purposes of determining the payment, in Common Stock or cash, of an Incentive Award, including a deferred right or benefit under the Plan granted to a Grantee under
Section 3 of the Plan.

                  (z) RESTRICTION PERIOD. The period of time determined by the Committee during which Restricted Stock and Restricted Stock Units are subject to the restrictions under the Plan.

                  (aa) STOCK APPRECIATION RIGHT OR SAR. A right authorized under the Plan to receive a number of shares of Common Stock or an amount of cash, or a combination of shares and cash, the aggregate value or amount of which is determined by reference to a change in the fair market value of the Common Stock.

                  (bb) STOCK BONUS. An award of shares of Common Stock granted under the Plan for no consideration other than past services and without restriction other than such transfer or other restrictions as the Committee may deem advisable to assure compliance with law.

                  (cc) SUBSIDIARY. Any corporation (whether now or hereafter existing) which constitutes a "subsidiary" of the Company, as defined in Section 424(f) of the Code.

                  (dd) TANDEM SAR. A stock appreciation right described in
Section 2.4.

         1.3 ADMINISTRATION.

                  (a) COMMITTEE POWERS. The Plan shall be administered by the Committee which shall have full power and authority to:

                           (i) designate Grantees and determine the Incentive Awards to be granted to Grantees;

                           (ii) subject to Section 1.4 of the Plan, determine the Common Stock (or securities convertible into or exchangeable for Common Stock) to be covered by Incentive Awards and in connection therewith, to reserve shares of Common Stock as needed in order to cover grants of Incentive Awards;

                           (iii) grant Incentive Awards to Grantees, determine the price at which securities will be offered or awarded to any such persons, and determine the other specific terms and conditions of any such Incentive Award consistent with the express limits of the Plan, including but not limited to, establishing the installments (if any) in which such Incentive Awards shall become exercisable or vest and the events of termination or reversion of such Incentive Awards, and providing supplemental cash payments to Grantees in connection with the exercise of their Incentive Awards;

                           (iv) determine whether, to what extent, and under what circumstances Incentive Awards may be settled or exercised in cash, Common Stock, other securities, or other property, or canceled, substituted, forfeited or suspended, and the method or methods by which Incentive Awards may be settled, exercised, canceled, substituted, forfeited or suspended, subject to any required consent under Sections
         7.1 and 7.11;

                           (v) accelerate or extend the exercisability or extend the term of any or all of such outstanding Incentive Awards within the maximum term of Incentive Awards;

                           (vi) interpret and administer the Plan and any instrument or agreement relating to, or Incentive Award made under, the Plan;

                           (vii) to approve the forms of Award Agreements (which need not be identical either as to type of Incentive Award or among Grantees);

                           (viii) establish, amend, suspend or waive such rules and guidelines relating to the Plan as the Committee shall deem necessary or appropriate for administration of the Plan;

                           (ix) delegate such duties and powers, both ministerial and discretionary, with respect to the interpretation or administration of the Plan as it deems appropriate to officers and employees of the Company; provided, however, that the Committee shall retain the exclusive authority to determine both the grant of Incentive Awards under the Plan and the terms and conditions of such Incentive Awards, and excepting further that any dispute arising from any such interpretation or administration shall be determined by the Committee in its sole and absolute discretion; and

                           (x) make any other determination and take any other action that it deems necessary or desirable for such administration.

                  No member of the Committee shall vote or act upon any matter relating solely to himself. All designations, determinations, interpretations and other decisions with respect to the Plan or any Incentive Award shall be within the sole discretion of the Committee and shall be final, conclusive and binding upon all persons, including the Company or any Parent or Subsidiary, any Grantee, any Non-Employee Director, any holder or beneficiary of any Incentive Award, any owner of an equity interest in the Company and any Employee.

                  (b) NO LIABILITY. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to this Plan or any Incentive Award under this Plan, and to the fullest extent permitted by the Company's Articles of Association, the Company shall indemnify each member of the Committee.

                  (c) MEETINGS. The Committee shall designate a chairman from among its members, who shall preside at all of its meetings, and shall designate a secretary, without regard to whether that person is a member of the Committee, who shall keep the minutes of the proceedings and all records, documents, and data pertaining to its administration of the Plan. Meetings shall be held at such times and places as shall be determined by the Committee. The Committee may take any action otherwise proper under the Plan by the affirmative vote, taken with or without a meeting, of a majority of its members.

         1.4 SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

                  (a) COMMON STOCK ISSUED OR TRANSFERRED. Subject to adjustment under Section 6.5 of the Plan, the aggregate number of additional shares of Common Stock which may be issued or transferred pursuant to Incentive Awards under the Plan shall not exceed the sum of: (i) 6,686,085 shares; plus (ii) any shares of Common Stock which as of the Effective Time are available or thereafter become available for issuance under the Company's 1997 Long-Term Incentive Plan and its 1997 Non-Employee Director Stock Option Plan (collectively, the "Prior Plans") and which are not thereafter issued thereunder. For purposes of the Plan, (x) any shares of Common Stock which are forfeited back to the Company under the Plan or the Prior Plans, (y) any shares which have been exchanged by a Grantee as full or partial payment to the Company in connection with any award under the Plan or the Prior Plans, and (z) any shares exchanged by a Grantee or withheld by the Company to satisfy the tax withholding obligations related to an award under the Plan or the Prior Plans, shall be available for issuance under the Plan in subsequent periods, and shall not count against the limit in the prior sentence. To the extent, however, that the number of shares issued or transferred pursuant to an Incentive Award would exceed the sum of (i) and (ii) in the first sentence of the paragraph as a result of shares exchanged or withheld under clauses (y) and (z) of the second sentence above, any such issue or transfer shall be subject to such prior consent as may be required under the Intercompany Agreement and/or the Company's Articles of Association. No fractional shares shall be issued under the Plan; payment for fractional shares shall be made in cash.

                  (b) SHARES NOT COUNTED AGAINST SHARE LIMIT. If an Incentive Award is settled in cash or a form other than shares, the shares that would have been issued had there been no cash or other settlement shall not be counted against the shares available for issuance under the Plan. The payment of cash dividends and dividend equivalents in conjunction with outstanding Incentive Awards shall not be counted against the shares available for issuance under the Plan. Any shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the company or an affiliate of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons who become employed by the Company (or a subsidiary or affiliate) in connection with a business or asset acquisition or similar transaction) shall not be counted against the shares available for issuance under the Plan. Notwithstanding the preceding sentence, to the extent that the number of shares issued or transferred pursuant to an Incentive Award would exceed the sum of (i) and (ii) in the first sentence of clause (a) above as a result of any such issuance or grant pursuant to the preceding sentence of this paragraph, any such issue or transfer shall be subject to such prior consent as may be required under the Intercompany Agreement and/or the Company's Articles of Association.

                  (c) INCENTIVE AWARD ADJUSTMENTS/OPTION REPRICING/WAIVER OF RESTRICTIONS.

                           (i) Subject to Sections 1.4(a), 6.5, 7.1 and 7.11 and the specific limitations on Incentive Awards contained in this Plan, the Committee from time to time may authorize, generally or in specific cases only, for the benefit of any Grantee, any adjustment in the exercise or purchase price, the vesting schedule, the number of shares subject to, the restrictions upon or the term of, an Incentive Award or any other terms of other Incentive Awards. Such an adjustment shall be made by cancellation of an outstanding Incentive Award and a subsequent regranting of an Incentive Award, by amendment, by substitution of an outstanding Incentive Award, by waiver or by other legally valid means. If such action is effected by amendment, the effective date of such amendment shall be the date of the original grant.

                           (ii) Notwithstanding clause (i) above, the Board shall not authorize a repricing of Options or the cancellation and regrant of an Option under clause (2) above without prior approval by the shareholders.

         1.5 PARTICIPATION.

                  (a) INCENTIVE AWARDS. The Committee shall from time to time designate those Employees or Non-Employee Directors, if any, to be granted Incentive Awards under the Plan, the type of awards granted, the number of shares, options, rights or units, as the case may be, which shall be granted to each such Employee or Non-Employee Director and any other terms or conditions relating to the awards as it may deem appropriate, consistent with the provisions of the Plan. An Employee or Non-Employee Director who has been granted an Incentive Award may, if otherwise eligible, be granted additional Incentive Awards at any time.

                  (b) NON-EMPLOYEE DIRECTOR INCENTIVE AWARDS. Only those Incentive Awards authorized under Section 5 of the Plan shall be made to Non-Employee Directors.

         1.6 INCENTIVE AWARDS.

                  (a) FORM OF INCENTIVE AWARDS. The forms of Incentive Awards under this Plan are Stock Options, Tandem SARs and Stand-alone SARs as described in Section 2, Restricted Stock and Restricted Stock Units as described in
Section 3, and Performance-Based Awards and Bonus Stock Grants as described in
Section 4. Non-Employee Director Incentive Awards are described in Section 5.

                  (b) SHARE LIMITS. Other than shares of Common Stock issuable under Options pursuant to Section 2.1, the total number of shares of Common Stock issuable under Incentive Awards shall not exceed




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2,000,000 shares. The maximum number of shares that may be issued under
Incentive Stock Options shall not exceed 6,686,085 shares.


         1.7 MAXIMUM INDIVIDUAL GRANTS.

                  (a) INCENTIVE AWARDS. Subject to adjustment in Section 6.5, no Employee who is a Grantee may receive, during any three consecutive calendar year period, Incentive Awards covering an aggregate of more than seven hundred fifty thousand (750,000) shares of Common Stock and the maximum amount that may be paid to any Employee who is a Grantee in any three consecutive calendar year period pursuant to Performance-Based Awards under Section 4.1 shall not exceed $5,000,000.

                        SECTION 2. STOCK OPTIONS AND SARS

         2.1 GRANT OF OPTIONS. The Committee is authorized to grant Options (Non-Qualified Stock Options or Incentive Stock Options) to Grantees in accordance with the terms and conditions of this Plan and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

         2.2 OPTION TERMS.

                  (a) EXERCISE PRICE. The exercise price per share of Common Stock under each Option shall be determined by the Committee; provided, however, that such exercise price shall not be less than 100% of the Fair Market Value per share of such stock on the date the Option is granted, as determined by the Committee (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder (which shall mean an Employee who, at the time of the grant owns Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Parent or a Subsidiary)).

                  (b) TERM. The Committee shall fix the term of each Option which shall be not more than ten years from the date of grant. In the event no term is fixed, such term shall be ten years from the date of grant. The term shall be five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder.

                  (c) EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee may accelerate the exercisability of any Option or any portion thereof at any time. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide that all or part of the Common Stock received by a Grantee upon the exercise of a Non-Qualified Stock Option shall be Restricted Stock subject to any or all of the restrictions or conditions set forth in Section 3.2.

         2.3 OPTION EXERCISES.

                  (a) METHOD OF EXERCISE. To purchase shares under any Option granted under the Plan, Grantees must give notice in writing to the Company or its designee of their intention to purchase and specify the number of shares of Common Stock as to which they intend to exercise their Option. Upon the date or dates specified for the completion of the purchase of the shares, the purchase price will be payable in full. The purchase price may be paid in cash or an equivalent acceptable to the Committee. At the discretion of the Committee, the exercise price for Common Stock may be paid by the assignment and delivery to the Company of shares of Common Stock owned by the Grantee or a combination of cash and such shares equal in value to the exercise price; provided, however, that any such shares used in payment that were previously acquired by the Grantee from the Company upon exercise of an Option or otherwise shall have been owned by the Grantee at least six months prior to the date of exercise. Any shares so assigned and delivered to the Company in payment or partial payment of the purchase price shall be valued at the Fair Market Value on the exercise date. Shares of Restricted Stock granted under the Plan shall not be available for payment of the purchase price until the restrictions on such shares lapse. In addition, at the request of the Grantee and to the extent permitted by applicable law, the Company in its discretion may selectively approve "cashless exercise" arrangements with a brokerage firm under which such brokerage firm, on behalf of the Grantee, shall pay to the Company or its designee the exercise price of the Options being exercised,




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


and the Company or its designee, pursuant to an irrevocable notice from the Grantee, shall promptly deliver the shares being purchased to such firm.

                  In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code and any rules or regulations promulgated thereunder, including the requirement that the aggregate Fair Market Value (determined as of date the date of grant) of the Common Stock with respect to which Incentive Stock Options granted under this Plan and all other option plans of the Company or any Parent or Subsidiary become exercisable by a Grantee during any calendar year shall not exceed $100,000. To the extent that the limitation set forth in the preceding sentence is exceeded for any reason (including the acceleration of the time for exercise of an Option), the Option with respect to such excess amount shall be treated as a Non-Qualified Stock Option.

                  (b) PROCEEDS. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Options exercised under the Plan will be used for paid-in capital and for general purposes of the Company.

         2.4 STOCK APPRECIATION RIGHTS IN TANDEM WITH OPTIONS.

                  (a) GENERAL PROVISIONS. The Committee may, at the time of grant of an Option, grant Tandem SARs with respect to all or any portion of the shares of Common Stock covered by such Option. The exercise price per share of Common Stock of a Tandem SAR shall be fixed in the Award Agreement and shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date that the Option to which it relates is granted. A Tandem SAR may be exercised at any time, and only to the extent, that the Option to which it relates is then exercisable, and shall be subject to the conditions applicable to such Option. When a Tandem SAR is exercised, the Option to which it relates shall terminate to the extent of the number of shares with respect to which the Tandem SAR is exercised. Similarly, when an Option is exercised, the Tandem SARs relating to the shares covered by such Option exercise shall terminate. Any Tandem SAR which is outstanding on the last day of the term of the related Option shall be automatically exercised on such date for cash without any action by the Grantee.

                  (b) EXERCISE. Upon exercise of a Tandem SAR the holder shall receive, for each share with respect to which the Tandem SAR is exercised, an amount equal to the excess, if any, of the Fair Market Value of a share of Common Stock on the date the Tandem SAR is exercised over the exercise price per share of the Option to which the Tandem SAR relates. Any amount payable in respect of the Tandem SAR shall be payable in cash, Common Stock, or a combination of both, at the option of the Committee, and shall be paid within 30 calendar days after the Tandem SAR is exercised.

         2.5 STAND-ALONE SARs.

                  (a) GRANT. In its discretion, the Committee may grant a Stock Appreciation Right to an Employee independently of any other Incentive Award, which shall become exercisable pursuant to the terms of the Award Agreement.

                  (b) EXERCISE. Upon exercise of a Stand-alone SAR, the holder shall be entitled to payment of an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of grant (specified in the Award Agreement) (the "Base Price") and the Fair Market Value of a share of Common Stock on the date the SAR is exercised multiplied by the number of shares with respect to which the SAR relates. Notwithstanding the prior sentence, if an SAR is granted in substitution for an Option, the Base Price shall be any amount greater than or equal to 100% of the Fair Market Value of a share of Common Stock on the date that the Option for which the SAR is being granted in substitution therefor was granted. Any amount payable in respect of the SAR shall be payable in cash, Common Stock, or a combination of both, at the option of the Committee, and shall be paid within 30 calendar days after the SAR is exercised.






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             SECTION 3. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

         3.1 AWARD OF RESTRICTED STOCK.

                  (a) GRANT. In consideration of the performance of services by the Grantee, shares of Restricted Stock may be awarded under this Plan by the Committee on such terms and conditions and with such restrictions as the Committee may from time to time approve, all of which may differ with respect to each Grantee. Such Restricted Stock shall be awarded for no additional consideration or such additional consideration as the Committee shall determine.

                  (b) IMMEDIATE TRANSFER WITHOUT IMMEDIATE DELIVERY OF RESTRICTED STOCK. Each Restricted Stock Award will constitute an immediate transfer of the record and beneficial ownership of the shares of Restricted Stock to the Grantee in consideration of the performance of services, entitling such Grantee to all voting and other ownership rights, but subject to the restrictions hereinafter referred to. Each Restricted Stock Award may limit the Grantee's dividend rights during the Restriction Period in which the shares of Restricted Stock are subject to a substantial risk of forfeiture and restrictions on transfer. Shares of Common Stock awarded pursuant to a grant of Restricted Stock will be held by the Company, or in trust or in escrow or similar arrangement pursuant to an agreement satisfactory to the Committee, as determined by the Committee, until such time as the restrictions on transfer have expired. Any such trust, escrow or similar arrangement shall not be insulated from the claims of the general creditors of the Company in the event of bankruptcy or insolvency of the Company.

         3.2 AWARD OF RESTRICTED STOCK UNITS. The Committee may, in its discretion, grant to any Employee or Non-Employee Director an Incentive Award of Restricted Stock Units, for services rendered or to be rendered or in lieu of other compensation, consistent with other applicable terms of this Plan, may permit a Grantee to irrevocably elect to defer by means of Restricted Stock Units or receive in Restricted Stock Units all or a portion of any Incentive Award hereunder, or may grant Restricted Stock Units in lieu of, in exchange for or in addition to any other Incentive Award under this Plan. The specific terms relating to each Restricted Stock Unit grant or election shall be set forth in or pursuant to the applicable Award Agreement and any relevant Company deferred compensation plan, in form substantially as approved by the Committee. Restricted Stock Units are not outstanding shares and do not entitle a Grantee to any dividend, voting or other rights in respect of any Common Stock represented thereby or acquired thereunder. Restricted Stock Units may, by express provision in the applicable Award Agreement, entitle a Grantee to dividend equivalent rights as determined by the Committee.

         3.3 RESTRICTIONS.

                  (a) RESTRICTIVE CONDITIONS. Restricted Stock and Restricted Stock Units awarded to a Grantee shall be subject to the following restrictions as applicable until the expiration of the Restriction Period: (i) the shares of Common Stock included in the Restricted Stock Award shall be subject to one or more restrictions, including without limitation, a restriction that constitutes a "substantial risk of forfeiture" within the meaning of Section 83 of the Code and regulations promulgated thereunder, and the restrictions on transferability set forth in Section 6.2; (ii) unless otherwise approved by the Committee or provided for in the Restricted Stock Award or Restricted Stock Unit Award, to the extent that the shares of Restricted Stock and the rights in respect of Restricted Stock Units remain subject to restrictions at such time as the Grantee ceases to be employed by the Company or ceases to provide services to the Company as a director, such shares shall be forfeited and all rights of the Grantee to such shares and the Restricted Stock Units shall terminate without further obligation on the part of the Company upon such termination of employment or cessation of services; and (iii) Restricted Stock and Restricted Stock Units may be subject to any other restrictions that the Committee may determine in advance are necessary or appropriate.

                  (b) FORFEITURE. If for any reason, the restrictions imposed by the Committee upon Restricted Stock or Restricted Stock Units are not satisfied at the end of the Restriction Period, any Restricted Stock or Restricted Stock Units remaining subject to such restrictions shall thereupon be forfeited by the Grantee and, in the case of Restricted Stock, reacquired by the Company.





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



                  (c) REMOVAL OF RESTRICTIONS. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock or Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the applicable date of grant, such action is appropriate.

         3.4 RESTRICTION PERIOD. The Restriction Period of Restricted Stock and Restricted Stock Units shall commence on the date of grant and shall be established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock Award or Restricted Stock Unit Award; provided, however, that Restricted Stock and Restricted Stock Units shall vest and restrictions shall lapse no earlier than three years after the date of grant unless (1) the Restricted Stock or Restricted Stock Units are granted to a person in connection with the commencement of his or her employment with the Company or (2) the vesting of the Restricted Stock or Restricted Stock Units is accelerated as a result of the Grantee's death, Disability, normal retirement, involuntary termination or upon a change in control (as such terms are defined in the applicable Award Agreement). Notwithstanding the prior sentence, the restriction set forth in the proviso and clauses (1) and (2) of the prior sentence shall not apply if the Restricted Stock and Restricted Stock Units are granted as payment in lieu of compensation that would otherwise have been payable to a Grantee in cash.

         3.5 DELIVERY OF SHARES OF COMMON STOCK. Subject to Section 7.6, at the expiration of the Restriction Period, a stock certificate evidencing the Restricted Stock (to the nearest full share) with respect to which the Restriction Period has expired with all restrictions thereon having been satisfied shall be delivered without charge to the Grantee, or his personal representative, free of all restrictions under the Plan.

         3.6 PAYOUT OF RESTRICTED STOCK UNITS. The Committee in the applicable Award Agreement or the relevant Company deferred compensation plan may permit the Grantee to elect the form and time of payout of vested Restricted Stock Units on such conditions or subject to such procedures as the Committee may impose, and may permit Restricted Stock or Restricted Stock Unit offsets or other provision for payment of any applicable taxes that may be due on the crediting, vesting or payment in respect of the Restricted Stock Units.

           SECTION 4. PERFORMANCE BASED AWARDS AND STOCK BONUS GRANTS

         4.1 PERFORMANCE BASED AWARDS.

                  (a) GRANT. The Committee is authorized to grant performance based awards within the meaning of 162(m) of the Code to Employees in the form of Performance Units and Performance Shares ("PERFORMANCE-BASED AWARDS"). The Committee may make grants of Performance Units or Performance Shares in such a manner that more than one Performance Period is in progress concurrently. For each Performance Period, the Committee shall establish the number of Performance Units or Performance Shares and the contingent value of any Performance Units or Performance Shares, which may vary depending on the degree to which performance objectives established by the committee are met.

                  (b) PERFORMANCE CRITERIA. The vesting of Performance-Based Awards shall depend on the Company's achievement of pre-established performance goals. Such performance goals shall be based on the Company's performance on a consolidated, segment, subsidiary, division, station or business unit basis or any combination thereof with reference to revenue growth, net earnings (before or after taxes or before or after taxes, interest, depreciation, and/or amortization), cash flow, return on equity or on assets or on net investment, earnings per share, profit returns and margins, stock price, working capital or cost containment or reduction, or any combination thereof (the "BUSINESS CRITERIA"). Performance goals may reflect absolute entity performance or a relative comparison of entity performance of a peer group of entities or other external measure of the selected Business Criteria. The applicable Business Criteria and the specific performance goals must be approved by the Committee in advance of applicable deadlines under the Code and while the performance relating to such goals remains substantially uncertain. The applicable performance measurement period may be not less than one nor more than 10 years.





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                  (c) TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS. At the
beginning of each Performance Period, the Committee shall (i) determine the value of a Performance Unit or the number of shares under a Performance Share grant relative to performance objectives; and (iii) notify each Grantee in writing of the established performance objectives and minimum, target, and maximum Performance Unit or Share value for such Performance Period.

                  (d) MODIFICATION. The Committee, in its sole discretion, may adjust or modify performance targets and objectives to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set.

                  (e) PAYMENT. The basis for payment of Performance Units or Performance Shares for a given Performance Period shall be the achievement of those financial and non-financial performance objectives determined by the Committee at the beginning of the Performance Period. If minimum performance is not achieved for a Performance Period, no payment shall be made and all contingent rights shall cease. If minimum performance is achieved or exceeded, the value of a Performance Unit or Performance Share shall be based on the degree to which actual performance exceeded the pre-established minimum performance standards, as determined by the Committee. The amount of payment shall be determined by multiplying the number of Performance Units or Performance Shares granted at the beginning of the Performance Period by the final Performance Unit or Performance Share value. Once the Committee has certified that the material terms of the Performance-Based Award were satisfied, payments shall be made, in the discretion of the Committee, solely in cash or Common Stock, or a combination of cash and Common Stock following the close of the applicable Performance Period.

         4.2 GRANTS OF STOCK BONUSES. The Committee may grant a Stock Bonus to any Grantee to reward exceptional or special services, contributions or achievements, or issue Common Stock for past services in the ordinary course, the value of which shall be determined by the Committee, in the manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by the Committee. The number of shares so awarded shall be determined by the Committee. The Stock Bonus may be granted independently or in lieu of a cash bonus.

                     SECTION 5. NON-EMPLOYEE DIRECTOR AWARDS

         5.1 GENERAL PROVISIONS. The Committee is authorized to grant Non-Employee Directors Options in accordance with the terms and conditions pursuant to Section 2, Restricted Stock and Restricted Stock Units in accordance with the terms and conditions pursuant to Section 3 and Stock Bonuses in accordance with the terms and conditions pursuant to Section 4.2 of the Plan. Any such Incentive Awards will be subject to such additional terms and conditions contained in the applicable Award Agreement, not inconsistent with the provisions of the Plan, as the Committee shall determine.

              SECTION 6. PROVISIONS RELATING TO PLAN PARTICIPATION

         6.1 PLAN CONDITIONS.

                  (a) AWARD AGREEMENT. Each Grantee to whom an Incentive Award is granted under the Plan shall be required to enter into an Award Agreement with the Company in a form provided by the Committee, which shall contain certain specific terms, as determined by the Committee, with respect to the Incentive Award and shall include provisions that the Grantee (i) shall not disclose any trade or secret data or any other confidential information of the Company acquired during employment by the Employer, or service as a director, or after the termination of employment or service, (ii) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, and (iii) shall not interfere with the employment of any Company employee.

                  An Incentive Award may include a non-competition agreement with respect to the Grantee and/or such other terms and conditions, including, without limitation, rights of repurchase or first refusal, not inconsistent with the Plan, as shall be determined from time to time by the Committee.




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                  (b) NO RIGHT TO EMPLOYMENT. Nothing in the Plan, Award
Agreement or any instrument executed pursuant to the Plan shall (1) with respect to an Employee, create any employment rights (including without limitation, rights to continued employment) in any Grantee or affect the right of the Company to terminate the employment of any Grantee at any time for any reason whether before the exercise date of any Option or during the Restriction Period of any Restricted Stock or Restricted Stock Units or during the Performance Period of any Performance Unit or Performance Share or (2) with respect to a Non-Employee Director, give the Non-Employee Director any right to employment by the Company or create any implication that the Non-Employee Director is an employee.

                  (c) SECURITIES REQUIREMENTS. No shares of Common Stock will be issued or transferred pursuant to an Incentive Award unless and until all then-applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock market or exchange upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Incentive Award, the Company may require the Grantee to take any reasonable action to meet such requirements. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares pursuant to an Incentive Award to comply with any law or regulation described in the second preceding sentence.

         6.2 TRANSFERABILITY.

                  (a) LIMITS ON EXERCISE AND TRANSFER. Unless otherwise expressly provided in this Section 6.2, by applicable law or by the Award Agreement, as the same may be amended, Incentive Awards are non- transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.

                  (b) EXCEPTIONS FOR INCENTIVE AWARDS. The Committee may permit Incentive Awards to be transferred to and exercised by and paid to certain persons or entities related to the Grantee, including but not limited to members of the Grantee's family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Grantee's family and/or charitable institutions, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration). Notwithstanding the foregoing, Restricted Stock Awards shall be subject to any and all additional transfer restrictions under the Internal Revenue Code.

                  (c) FURTHER EXCEPTIONS TO LIMITS ON EXERCISE AND TRANSFER. The exercise and transfer restrictions in this Section 6.2 shall not apply to:

                           (i) transfers to the Company,

                           (ii) the designation of a beneficiary to receive benefits in the event of the Grantee's death or, if the Grantee has died, transfers to or exercise by the Grantee's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution; provided that, no transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Grantee's will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

                           (iii) transfers pursuant to a domestic relations order,

                           (iv) permitted transfers or exercises on behalf of the Grantee by his or her legal representative, if the Grantee has suffered a Disability, or





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                           (v) the authorization by the Committee of "cashless
         exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Incentive Awards consistent with applicable laws and the express authorization of the Committee.

                  (d) ABILITY TO EXERCISE RIGHTS. Only the Grantee or his guardian (if the Grantee incurs a Disability), or in the event of his death, his legal representative or beneficiary, may exercise Options, receive cash payments and deliveries of shares, or otherwise exercise rights under the Plan. The executor or administrator of the Grantee's estate, or the person or persons to whom the Grantee's rights under any Incentive Award will pass by will or the laws of descent and distribution, shall be deemed to be the beneficiary or beneficiaries of the rights of the Grantee hereunder and shall be entitled to exercise such rights as are provided hereunder.

         6.3 RIGHTS AS A STOCKHOLDER. Except as otherwise provided in any Award Agreement, a Grantee or a transferee of such Grantee shall have no rights as a stockholder with respect to any shares of Common Stock until such person becomes a holder of record of such Common Stock. Except as otherwise provided in Section 6.5, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such shares are issued.

         6.4 LISTING AND REGISTRATION OF SHARES OF COMMON STOCK. Prior to issuance and/or delivery of shares of Common Stock, Grantees shall consult with representatives of Santa Fe International Corporation, as appropriate, regarding compliance with laws, rules, regulations and Company policy that apply to such shares. If the Company determines that such action is desirable, the Company shall postpone the issuance and/or delivery of the affected shares of Common Stock upon any exercise of an Incentive Award until completion of such stock exchange listing, registration, or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules, regulations and Company policy. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares pursuant to an Incentive Award to comply with any law, rule or regulation described in the immediately preceding sentence.

         6.5 CHANGE IN STOCK AND ADJUSTMENTS.

                  (a) CHANGES IN CAPITALIZATION. If the outstanding shares of the Common Stock, as constituted from time to time, shall be changed as a result of a reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the assets of the Company as an entirety; then, for all purposes, references herein to Common Stock, Restricted Stock or Restricted Stock Units shall mean and include all securities or other property (other than cash) that holders of Common Stock are entitled to receive in respect of Common Stock by reason of each successive aforementioned event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Common Stock, Restricted Stock or Restricted Stock Units.

                  (b) CHANGES IN LAW OR CIRCUMSTANCES. In the event of any change in applicable laws or any change in circumstances which results in or would result in any dilution of the rights granted under the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of outstanding Incentive Awards, such adjustment shall be made in accordance with such determination. Such adjustments may include without limitation changes with respect to (i) the aggregate number of shares that may be issued under the Plan, (ii) the number of shares subject to Incentive Awards and (iii) the price per share for outstanding Incentive Awards. The Committee




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shall give notice to each Grantee, and upon notice such adjustment shall be effective and binding for all purposes of the Plan.

         6.6 EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICES. The Committee shall establish in respect of each Incentive Award granted to a Grantee the effect of a termination of employment or services as a director on the rights and benefits thereunder and in so doing may make distinctions based on the cause of termination; which provisions shall be contained in the applicable Award Agreement.

         6.7 CHANGES IN CONTROL. The Committee shall establish in respect of each outstanding Incentive Award granted to a Grantee the effect of a change in control of the Company on the rights and benefits thereunder; which provisions shall be contained in the applicable Award Agreement.


                            SECTION 7. MISCELLANEOUS

         7.1 AMENDMENTS TO INCENTIVE AWARDS. The Committee may waive any conditions or rights with respect to, or amend, alter, suspend, discontinue, or terminate, any unexercised Incentive Award theretofore granted, prospectively or retroactively, with the consent of any relevant Grantee.

         7.2 EXCHANGE OF INCENTIVE AWARDS. The Committee may, in its discretion and subject to Section 1.4(c)(ii), permit Grantees under the Plan to surrender outstanding Incentive Awards in order to exercise or realize the rights under other Incentive Awards, or in exchange for the grant of new Incentive Awards or require holders of Incentive Awards to surrender outstanding Incentive Awards as a condition precedent to the grant of new Incentive Awards.

         7.3 FINANCING. The Company may extend and maintain, or arrange for the extension and maintenance of, financing to any Grantee to purchase shares pursuant to exercise of an Incentive Award or to satisfy any tax withholding obligations on such terms as may be approved by the Committee in its sole discretion. In considering the terms for extension or maintenance of credit by the Company, the Committee shall, among other factors, consider the cost to the Company of any financing extended by the Company.

         7.4 EFFECTIVE DATE AND GRANT PERIOD. This Plan shall become effective at the Effective Time. Unless sooner terminated by the Board, the Plan shall terminate on the 10th anniversary of the Effective Time. After the termination of the Plan, no Incentive Awards may be granted under the Plan, but previously granted Incentive Awards shall remain outstanding in accordance with their applicable terms and conditions.

         7.5 FUNDING. Except as provided under Section 3, no provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets in a manner that would provide any Grantee any rights that are greater than those of a general creditor of the Company, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund if such action would provide any Grantee with any rights that are greater than those of a general creditor of the Company. Grantees shall have no rights under the Plan other than as unsecured general creditors of the Company except that insofar as they may have become entitled to payment of additional compensation for the performance of services, they shall have the same rights as other employees under applicable law. However, the Company may establish a "Rabbi Trust" for purposes of securing the payment pursuant to a change in control of the Company.

         7.6 WITHHOLDING TAXES. The Company shall have the right to (i) make deductions from any settlement of an Incentive Award made under the Plan, including the delivery of shares, or require shares or cash or both to be withheld from any Incentive Award, in each case in an amount sufficient to satisfy the withholding of any federal, state or local taxes required by law, or
(ii) take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Committee may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (rounded up to the next whole number) to be used to




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



satisfy required tax withholding based on the Fair Market Value of any such shares of Common Stock, as of the delivery of shares or payment of cash in satisfaction of the applicable Incentive Award.

         7.7 CONFLICTS WITH PLAN. In the event of any inconsistency or conflict between the terms of the Plan and an Award Agreement, the terms of the Plan shall govern.

         7.8 NO GUARANTEE OF TAX CONSEQUENCES. Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

         7.9 SEVERABILITY. In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

         7.10 GENDER, TENSE AND HEADINGS. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

         7.11 AMENDMENT AND TERMINATION.

                  (a) BOARD AND COMMITTEE ACTION. The Plan may be amended or terminated at any time by the Board by the affirmative vote of a majority of the members in office. Notwithstanding the foregoing, the Compensation Committee of the Board may amend the Plan by its own action if any such amendment is necessary for the Plan to meet applicable legal requirements or if the amendment does not materially increase the Plan costs nor substantially modify the eligibility, vesting or benefit provisions of the Plan. The Plan, however, shall not be amended, without prior written consent of each affected Grantee if such amendment or termination of the Plan would adversely affect any material vested benefits or rights of such person.

                  (b) SHAREHOLDER APPROVAL. Any amendment to the Plan to increase the number of shares available for issue or transfer pursuant to
Section 1.4, or to the extent then required under Sections 422 or 424 of the Code or any other applicable law, or deemed necessary or advisable by the Board, shall be subject to shareholder approval and such consent as may be required under the Intercompany Agreement and/or the Company's Articles of Association.

         7.12 SECTION 280G PAYMENTS. Except as otherwise provided in an Executive Severance Agreement between the Company and any Grantees, the Committee may establish with respect to an Incentive Award or Incentive Awards granted to a Grantee, a limit on the amount payable in respect of such Incentive Award or Incentive Awards to the extent that any such payment would be considered an "excess parachute payment" under Section 280G of the Code, which provisions shall be contained in the applicable Award Agreement.

         7.13 GOVERNING LAW. The Plan shall be construed in accordance with the laws of the State of Texas, except as superseded by federal law, and in accordance with applicable provisions of the Code and regulations or other authority issued thereunder by the appropriate governmental authority.

         IN WITNESS WHEREOF, this Plan has been executed as of the 16th day of May, 2001.

                             SANTA FE INTERNATIONAL CORPORATION


                             By:
                                ---------------------------------------------
                                Cary A. Moomjian, Jr.
                                Vice President, General Counsel and Secretary




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



                                    EXHIBIT B

             FORM OF AMENDMENT TO 1997 EMPLOYEE SHARE PURCHASE PLAN

WHEREAS, the Santa Fe International Corporation 1997 Employee Share Purchase Plan (hereinafter "Plan") was established by Santa Fe International Corporation (hereinafter "Company") effective June 13, 1997; and

WHEREAS, the Plan permits employees of the Company and participating subsidiaries to acquire Ordinary Shares of the Company upon favorable terms and conditions as set forth in the Plan and as authorized by Section 423(b) of the Internal Revenue Code; and

WHEREAS, the Plan, as approved by the Company's Board of Directors and shareholders, authorized 572,500 Ordinary Shares of the Company to be made available for purchase by participants under the terms of the Plan; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that, in order to provide for continuation of the Plan it is necessary to increase the number of Ordinary Shares of the Company authorized to be issued thereunder from 572,500 to 1,145,000 Ordinary Shares (hereafter "Authorized Shares"); and

WHEREAS, the Board of Directors of the Company has approved an increase in Authorized Shares as recommended by the Compensation Committee, subject to approval by the shareholders of the Company and subject to consent of SFIC Holdings (Cayman), Inc. (hereinafter "Holdings") under the Intercompany Agreement between the Company, Holdings and the Kuwait Petroleum Corporation dated June 9, 1997; and

WHEREAS, Holdings has consented to the aforesaid increase in Authorized Shares; and

WHEREAS, the Shareholders have approved this Amendment to the Plan.

NOW THEREFORE,

The 1997 EMPLOYEE SHARE PURCHASE PLAN of Santa Fe International Corporation, which was adopted effective June 13, 1997, hereby is amended as follows:

The number of Ordinary Shares authorized to be issued to participants in the Plan in accordance with the terms of the Plan in general, and under Section 3 in particular, is increased from 572,500 Ordinary Shares to 1,145,000 Ordinary Shares, effective May 16, 2001.

Dated: May 16, 2001


By:
   ----------------------------------
   Santa Fe International Corporation





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



                                    EXHIBIT C

                       SANTA FE INTERNATIONAL CORPORATION
                      SUPPLEMENTAL AUDIT COMMITTEE CHARTER
                      (ADOPTED BY THE BOARD ON 6 JUNE 2000)

MISSION

The Audit Committee is an extension of the Board of Directors, the Shareholders and the Investment Community. It is empowered to provide oversight and monitor the Company's financial information, systems of internal controls and the independent and internal auditing process. It serves as the focal point for open communication between the Board, financial management, the independent auditor and the internal auditor. It has the authority to investigate any activity it deems necessary and to utilize any resources, including financial advisors, outside counsel, or other experts, it deems appropriate to fulfill its responsibilities.

COMMITTEE COMPOSITION AND STRUCTURE

The Committee shall be composed of no less than three directors who are independent of the management of the company. Members of the audit committee shall be considered independent if they have no relationship of the Company that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment of the committee. As judged by the Board of Directors, at least one member shall have accounting or related financial management expertise. Members of the Committee will be elected annually by the Board following the Shareholders' meeting. Subsequently, the Committee will elect one of its members to serve as chairman. The chairman is responsible for working with financial management in developing the committee's agenda, directing the flow of business at committee meetings, and maintaining open lines of communication between the Committee, financial management, independent and internal auditors.

MEETINGS

Meet at least twice each fiscal year or more frequently as circumstances require. The Committee may invite members of management or others to attend meetings and provide pertinent information as necessary.

RESPONSIBILITIES

A.       GENERAL

         1. Review and approve the minutes from the prior meeting and report to the Board.

         2. At least annually, review and supplement the Charter as conditions and legal requirements dictate and obtain approval from the full board of directors.

         3. Include in the Company's annual proxy statement a report which states whether the Audit Committee has: (1) reviewed the annual audited financial statements with management; (2) discussed with the independent auditors the matters required by SAS No. 61; (3) received from the independent auditors the required written communication and discussed with them their independence; (4) based on the above reviews and




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



                  discussions recommended to the board of directors that the audited financial statements be included in the Company's Form 20-F or Form 10-K for filing with the Securities and Exchange Commission (SEC).

         4. Disclose in the annual proxy statement that the Committee is governed by a formal written charter. Once every three years file a copy of the charter with the proxy statement.

         5. Annually, or upon a change in membership of the audit committee, written confirmation to the New York Stock Exchange
                  (NYSE) is required regarding the Committee composition (i.e. independence and financial literacy and expertise of members) and annual review and reassessment of the adequacy of the charter.

         6. Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

         7.       Review succession planning for the senior financial levels.

B.       INDEPENDENT AUDITORS

         1. Review and recommend to the Board the appointment of the independent auditors to conduct the audit of the Company's financial statements.

         2. On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the board of directors take, appropriate action to ensure the continuing independence of the auditors.

         3. Financial management has the responsibility for negotiating the scope and relative fees of the audit subject to oversight by the Audit Committee who has the ultimate responsibility for the confirmation, evaluation and termination of their services.

         4. Meet with the independent auditors and financial management to review and confirm the scope of the proposed annual audit and quarterly reviews for the current year, the procedures to be utilized, and the independent auditor's compensation.

         5. Review and discuss with financial management and the independent auditor:

                  o The results of the annual audit and the audited financial statements.

                  o The adequacy of and any recommendations to improve the Company's system of internal controls. Particular emphasis should be placed on the adequacy of internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.





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



                  o        Their qualitative judgments about the
                           appropriateness, not just acceptability, of accounting principles and financial disclosure practices used or proposed to be used and particularly, the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates.

                  o All significant issues concerning litigation, contingencies, or claims and all material accounting issues that require disclosure in the financial statements.

         6. Quarterly, the Committee Chairman and/or other members will meet via teleconference with financial management and the independent auditor to discuss:

                  o        The quarterly earnings prior to release.

                  o The quarterly financial statements prior to the filing of the Form 6-K or Form 10-Q to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the Committee by the auditors.

C.       INTERNAL AUDITORS

         1. Review and confirm management's appointment, termination or replacement of the General Auditor.

         2.       Review and confirm the annual internal audit plan.

         3.       Obtain and review reports from the internal auditor:

                  o On a quarterly basis receive copies of the internal audit reports released for the prior quarter.

                  o Timely notifications of any matters of relative importance.

                  o Annual report of senior executives' reimbursable business expenses.

                  o Annual report of the Company's business ethics committee.

                                   APPENDIX A

                                      PROXY
                       SANTA FE INTERNATIONAL CORPORATION
                               Two Lincoln Centre
                          5420 LBJ Freeway, Suite 1100
                         Dallas, Texas 75240-2648 U.S.A.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints C. Stedman Garber, Jr., Seals M. McCarty and Cary A. Moomjian, Jr. as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the ordinary shares held of record by the undersigned as of the close of business on March 16, 2001 at the annual general meeting of shareholders to be held at Four Seasons Resort and Club, Dallas at Las Colinas, 4150 N. MacArthur Blvd., Irving, Texas 75038 U.S.A., on May 15, 2001, at 2:00 p.m., Central Daylight Time, or any adjournment or postponement thereof.

               IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 4.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE PROPOSALS. PLEASE REVIEW CAREFULLY THE PROXY STATEMENT DELIVERED WITH THIS PROXY.

1. Proposal to elect Gordon M. Anderson, Ferdinand A. Berger and Khaled R. Al-Haroon as Class I directors until the annual general meeting of shareholders to be held in 2004 or until their successors have been duly qualified and elected.

     [ ] FOR all nominees listed above     [ ] WITHHOLD AUTHORITY
     (except as marked to the contrary)    to vote for all nominees listed above


     ----------------------------------------------------------------------
     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
             WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED ABOVE)

2.   Proposal to approve the 2001 Long Term Incentive Plan.

     [ ] FOR                     [ ] AGAINST                        [ ] ABSTAIN

3.   Proposal to approve an amendment to the 1997 Employee Share Purchase Plan.

     [ ] FOR                     [ ] AGAINST                        [ ] ABSTAIN

4. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company to audit the accounts of the Company for the fiscal year ending December 31, 2001.

     [ ] FOR                     [ ] AGAINST                        [ ] ABSTAIN


The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the Meeting.



                                                  -----------------------------
                                                  Signature


Dated:                , 2001
       ---------------                            -----------------------------
                                                  Signature, if held jointly


Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.





                                        2